                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               TECHNISOURCE, INC.
                                       AT

                              $4.00 NET PER SHARE

                                       BY

                                IM MERGER CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                              IM ACQUISITION, INC.
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON TUESDAY, JULY 16, 2002, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 10, 2002 AMONG IM ACQUISITION, INC., IM MERGER CORP. AND TECHNISOURCE, INC. (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY (THE "SHARES") THAT REPRESENTS AT LEAST TWO-THIRDS OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS.
                            ------------------------

     IF MORE THAN 60% AND LESS THAN 80% OF THE SHARES THEN OUTSTANDING ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN, WE MAY EXERCISE THE STOCK OPTION PURSUANT TO OUR STOCK OPTION AGREEMENT WITH THE COMPANY DATED AS OF JUNE 10, 2002 AND DESCRIBED IN MORE DETAIL BELOW. IN CONNECTION WITH THE MERGER AGREEMENT, WE HAVE ALSO ENTERED INTO A SHAREHOLDERS AGREEMENT DATED AS OF JUNE 10, 2002 WITH THE COMPANY'S TWO LARGEST SHAREHOLDERS, WHO TOGETHER BENEFICIALLY OWN APPROXIMATELY 65% OF THE OUTSTANDING SHARES. THESE SHAREHOLDERS HAVE AGREED, SUBJECT TO CERTAIN CONDITIONS, TO TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER (EACH AS DEFINED HEREIN) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT; HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY; AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to American Stock Transfer & Trust Company (the "Depositary") and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in Section 2, in each case prior to the expiration of the Offer, or (2) request such shareholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such shareholder desires to tender such Shares.

     A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in
Section 2.

     Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials may be obtained from the Information Agent or from brokers, dealers, banks, trust companies or other nominees.

June 18, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    4
INTRODUCTION................................................    8
THE TENDER OFFER............................................   10
   1. Terms of the Offer....................................   10
   2. Procedures for Tendering Shares.......................   12
   3. Withdrawal Rights.....................................   15
   4. Acceptance for Payment and Payment....................   15
   5. Certain U.S. Federal Income Tax Consequences..........   16
   6. Price Range of the Shares; Dividends on the Shares....   17
   7. Effect of the Offer on the Market for the Shares;
      Share Quotation; Exchange Act Registration; Margin
      Regulations...........................................   18
   8. Certain Information Concerning the Company............   19
   9. Certain Information Concerning Parent and the
      Purchaser.............................................   21
  10. Source and Amount of Funds............................   22
  11. Contacts and Transactions with the Company; Background
      of the Offer..........................................   23
  12. The Transaction Agreements............................   24
  13. Dividends and Distributions...........................   35
  14. Certain Conditions of the Offer.......................   36
  15. Certain Legal Matters.................................   38
  16. Fees and Expenses.....................................   39
  17. Miscellaneous.........................................   40
SCHEDULE I-- Directors and Executive Officers of Parent, the
  Purchaser and IntelliMark.................................   41
APPENDIX A-- Agreement and Plan of Merger...................  A-1
APPENDIX B-- Shareholders Agreement.........................  B-1
APPENDIX C-- Stock Option Agreement.........................  C-1

                               SUMMARY TERM SHEET

     IM Merger Corp. is offering to purchase all of the outstanding shares of common stock of Technisource, Inc. for $4.00 net per share, in cash (the "Offer"). The following are some of the questions you, as a shareholder of Technisource, Inc., may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the letter of transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SHARES?

     Our name is IM Merger Corp. We are a Florida corporation formed for the purpose of making a tender offer for all of the outstanding common stock of Technisource, Inc. We are a wholly owned subsidiary of IM Acquisition, Inc., a Delaware corporation. IM Acquisition, Inc. is a wholly owned subsidiary of IntelliMark Holdings, Inc., a Delaware corporation. See "Introduction" and
Section 9 -- "Certain Information Concerning Parent and the Purchaser" of this Offer to Purchase.

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding common stock of Technisource, Inc. See "Introduction" and Section 1 -- "Terms of the Offer" -- of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $4.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1 -- "Terms of the Offer" -- of this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     IM Acquisition, Inc., our parent company, has provided to Technisource, Inc. a copy of commitment letters from Fleet Capital Corporation and from Charlesbank Equity Fund V, Limited Partnership regarding the financing required to consummate the Offer and merger. Subject to the receipt of the funds contemplated by the commitment letters, we will have sufficient funds to acquire all tendered shares and any shares to be acquired in the merger that is expected to follow the successful completion of the Offer. See Section 10 -- "Source and Amount of Funds" -- of this Offer to Purchase.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares and accept the Offer because:

     - the Offer is being made for all outstanding shares solely for cash;

     - the Offer is not subject to any financing condition; and

     - if we consummate the Offer, we will acquire all remaining shares for the same cash price in the merger.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have until 12:00 midnight, New York City time, on Tuesday, July 16, 2002, to tender your Shares in the Offer, unless the expiration date of the Offer is extended. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 -- "Terms of the Offer" -- and Section 2 -- "Procedures for Tendering Shares" -- of this Offer to Purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the merger agreement, we can extend the Offer. We have also agreed in the merger agreement that:

     - if less than two-thirds of the shares of Technisource, Inc. outstanding on a fully-diluted basis have been tendered, we will extend the Offer in such increments as we may determine until such condition is satisfied or waived, or until we reasonably determine that the condition is not capable of being satisfied; however, we may not extend the Offer beyond October 31, 2002;

     - if less than 80% of the shares of Technisource, Inc. outstanding on a fully-diluted basis have been tendered, we may extend the Offer for a period of not more than ten business days beyond the last applicable expiration date; and

     - we may elect to provide a "subsequent offering period" for the Offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the Offer, during which shareholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

See Section 1 -- "Terms of the Offer" -- of this Offer to Purchase.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the Offer, we will inform American Stock Transfer & Trust Company, the depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 -- "Terms of the Offer" -- of this Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The following are the most significant conditions to the Offer:

     - we are not obligated to purchase any tendered shares unless the number of shares validly tendered and not withdrawn before the expiration date of the Offer represents at least two-thirds of the shares of Technisource, Inc. outstanding on a fully diluted basis. We have agreed not to waive this minimum tender condition without the consent of Technisource, Inc.

     - we are not obligated to purchase any tendered shares if there is a material adverse change in Technisource, Inc. or its business.

     - we are not obligated to purchase any tendered shares if any of the representations and warranties of the Company contained in Sections 3.03, 3.06, 3.08, 3.13, 3.14, 3.15 and 3.16 of the merger agreement that are qualified as to materiality are not true and correct, or if any of these representations and warranties that are not qualified as to materiality are not true and correct in any material respect.

     The Offer is also subject to a number of other conditions. See Section 14 -- "Certain Conditions of the Offer" -- of this Offer to Purchase.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to American Stock Transfer & Trust Company, the depositary for the Offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2 -- "Procedures for Tendering Shares" -- of this Offer to Purchase.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired. This right to withdraw will not apply to any subsequent offering period, if one is included. See Section 1 -- "Terms of the Offer" -- and Section 3 -- "Withdrawal Rights" -- of this Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1 -- "Terms of the Offer" -- and Section 3 -- "Withdrawal Rights" -- of this Offer to Purchase.

WHAT DOES THE TECHNISOURCE, INC. BOARD OF DIRECTORS THINK OF THE OFFER?

     We are making the Offer pursuant to a merger agreement among us, IM Acquisition, Inc., and Technisource, Inc. The Technisource, Inc. board of directors has unanimously approved the merger agreement, our tender offer and our proposed merger with Technisource, Inc. The board of directors of Technisource, Inc. has determined that the Offer and the merger are fair to, and in the best interests of, the shareholders of Technisource, Inc. and unanimously recommends that shareholders accept the Offer and tender their shares. See the "Introduction" to this Offer to Purchase.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for at least 80% of the outstanding shares on a fully diluted basis of Technisource, Inc., we will be merged with Technisource, Inc. immediately pursuant to the Florida short form merger procedure. If we accept for payment fewer than 80% of the outstanding shares, we may exercise our stock option to reach the 80% threshold in order to effect the merger pursuant to the short form merger procedure. Once that merger takes place, IM Acquisition, Inc. will own all of the shares of Technisource, Inc., and all other shareholders of Technisource, Inc. will receive $4.00 per share in cash (or any higher price per share that is paid in the Offer).

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If we purchased shares in the Offer and the merger takes place, shareholders who do not tender in the Offer will receive the same amount of cash per share that they would have received had they tendered their shares in the Offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. There are no dissenters' rights available in connection with the Offer or the merger. See Section 7 -- "Effect of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations" -- and Section 12 -- "The Transaction Agreements" -- of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On June 10, 2002, the last trading day before Technisource, Inc. and IM Acquisition, Inc. announced that they had signed the merger agreement, the last sale price of the shares reported on the Nasdaq National Market was $2.79 per share. On Monday, June 17, 2002, the last trading day before we commenced our tender offer, the last sale price of the shares was $4.00 per share. We advise you to obtain a recent quotation for shares of Technisource, Inc. in deciding whether to tender your shares. See Section 6 -- "Price Range of the Shares; Dividends on the Shares" -- of this Offer to Purchase.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or at
(212) 929-5500 (call collect). MacKenzie Partners, Inc. is acting as the information agent. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of TECHNISOURCE, INC.:

                                  INTRODUCTION

     IM MERGER CORP., a Florida corporation (the "Purchaser") and a wholly owned subsidiary of IM ACQUISITION, INC., a Delaware corporation ("Parent"), hereby offers to purchase all the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of TECHNISOURCE, INC., a Florida corporation (the "Company"), at a price of $4.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering shareholders whose shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary") and MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 10, 2002 (the "Merger Agreement") among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (or, at Parent's option, the Company will be merged with and into the Purchaser), with the surviving entity becoming a wholly owned subsidiary of Parent (the "Merger"). In the Merger each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company) will be converted into the right to receive the highest price per Share paid pursuant to the Offer in cash, without interest thereon.

     The Merger Agreement is more fully described in Section 12, and is attached hereto as Appendix A.

     The board of directors of the Company has unanimously approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; has unanimously determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the shareholders of the Company; and unanimously recommends that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer. The factors considered by the board of directors of the Company in arriving at its decision to approve the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to recommend that shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer are described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "Commission") and is being mailed to shareholders of the Company at the same time as this Offer to Purchase.

     Raymond James & Associates, Inc. ("Raymond James") has acted as the Company's financial advisor in connection with the Offer and the Merger. The opinion of Raymond James dated June 10, 2002, to the board of directors of the Company to the effect that, as of such date, the consideration to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view is set forth in full as an annex to the Schedule 14D-9. Shareholders are urged to, and should, read the Schedule 14D-9 and such opinion carefully in their entirety.

     The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 hereof) that number of Shares which, together with that number of Shares owned by the Purchaser, Parent and Parent's other subsidiaries, would represent at least two-thirds of the Fully Diluted Shares (as defined in Section 14 hereof) on the date of purchase (the "Minimum Condition") and (b) the satisfaction or waiver of a number of other conditions set forth in Appendix A to the Merger Agreement.

     Consummation of the Merger is subject to a number of conditions, including approval by the shareholders of the Company, if such approval is required under applicable law, and Shares having been purchased pursuant to the Offer. In the event the Purchaser acquires 80% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to merge the Purchaser with and into the Company pursuant to the "short-form" merger provisions of the Florida Business Corporation Act (the "BCA"), without prior notice to, or any action by, any other shareholder of the Company. See Section 12.

     We have entered into a Shareholders Agreement with several shareholders that hold Shares beneficially owned by Joseph W. Collard and James F. Robertson (the "Founding Shareholders"). Mr. Collard, the Chairman of the Board of Directors of the Company, and Mr. Robertson, the President of the Company, collectively beneficially own approximately 65% of the outstanding Shares on a fully diluted basis. Under the Shareholders Agreement, the Founding Shareholders have agreed, subject to certain conditions: (i) to vote their Shares in favor of the approval of the Merger Agreement and any other matter necessary to the consummation of the matters discussed in the Merger Agreement, and to vote their Shares against any Company Takeover Proposals (as defined below), in any vote or written consent taken by the Company; (ii) to tender their Shares into the Offer and not to withdraw such Shares; and (iii) to grant to Parent an option to purchase all of their Shares at a purchase price of $4.00 per Share, exercisable at any time after the Acceptance Date (as defined in Section 12 hereof) until the earlier of (a) the Effective Time or (b) the termination of the Merger Agreement. The Shareholders Agreement terminates upon any termination of the Merger Agreement, unless we are contesting such termination, in which case it remains in effect until such contest is resolved. The Shareholders Agreement is attached hereto as Appendix B.

     We have also entered into a Stock Option Agreement with the Company, pursuant to which the Company has granted us the option to purchase a number of Shares equal to 19.9% of the outstanding Shares on the date the option is exercised, at a purchase price of $4.00 per share. We may exercise this option only in the event that (i) we have accepted for payment pursuant to the Offer Shares constituting more than 60% but less than 80% of the Shares then outstanding on a fully diluted basis and (ii) the exercise of the option would result in our holding Shares representing 80% or more of the Shares then outstanding on a fully diluted basis. The Stock Option Agreement terminates on the earlier to occur of (a) the Effective Time and (b) the termination of the Merger Agreement. The Stock Option Agreement is attached hereto as Appendix C.

     The Company has informed the Purchaser that, as of June 17, 2002, there were: 10,406,633 Shares issued and outstanding and 1,497,047 Shares reserved for issuance upon the exercise of outstanding options, warrants or other rights to purchase Shares from the Company, representing 11,903,680 Fully Diluted Shares. Based upon the foregoing, the Minimum Condition will be satisfied if at least 7,935,787 Shares are validly tendered and not withdrawn prior to the Expiration Date. Mr. Robertson and Mr. Collard have agreed in the Shareholders Agreement to tender in the aggregate 6,795,611 Shares beneficially owned by them. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Fully Diluted Shares on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied, and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other shareholder of the Company. See Section 12.

     Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not previously withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, July 16, 2002, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

     The Purchaser may, without the consent of the Company, and expressly reserves the right (but shall not be obligated) to, extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, (a) for one or more periods of time of not more than five business days (not to exceed 60 days in the aggregate) that the Purchaser determines, if Parent and the Purchaser are not in material breach of the Merger Agreement and any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied or waived; (b) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer; or (c) for up to ten business days in the aggregate beyond the latest expiration date that would otherwise be permitted under (a) or (b), if at the scheduled or any extended expiration date of the Offer less than 80% of the Fully Diluted Shares (as defined in Section 14 hereof) have been validly tendered and not withdrawn in the Offer. Under no circumstances will interest be paid on the purchase price for tendered shares, regardless of any extension of or amendment to the Offer or any delay in paying for such shares.

     The Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary, except that, without the consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer,
(ii) reduce the price per Share to be paid pursuant to the Offer, (iii) waive or change the Minimum Condition, (iv) modify in any manner adverse to the holders of Shares or add to the conditions of the Offer, (v) except as provided above, extend the Offer or (vi) change the form of consideration payable in the Offer.

     In the event that the Minimum Condition has not been satisfied or waived at the scheduled expiration date of the Offer, the Purchaser shall extend the expiration date of the Offer in such increments as the Purchaser may determine until the earliest to occur of (a) the satisfaction or waiver of such condition,
(b) Parent reasonably determines that such condition to the Offer is not capable of being satisfied on or prior to the Outside Date, (c) the termination of the Merger Agreement in accordance with its terms and (d) the Outside Date. The term "Outside Date" means Thursday, October 31, 2002.

     If by 12:00 midnight, New York City time, on Tuesday, July 16, 2002 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated) (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) except as set forth above with respect to the Minimum Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn, (c) except as set forth above, to extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) except as set forth above, to amend the Offer.

     Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders.

     Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of up to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer.

     During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) the Purchaser immediately accepts and promptly pays for all securities tendered during the Offer prior to its expiration, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. The Purchaser will be able to include a Subsequent Offering Period, if it satisfies the conditions above, after Wednesday, July 17, 2002. In a public release, the Commission has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to shareholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event the Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the Commission.

     The Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to shareholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a shareholder validly to tender Shares pursuant to the Offer, (a) the certificates for tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at such address, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) the tendering shareholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery".

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must be, in any case, received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment

Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

          (c) either (i) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at its address set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, are received by the Depositary at such address, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the Nasdaq Stock Market, Inc. ("Nasdaq"), a subsidiary of the National Association of Securities Dealers, Inc. is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Appointment. By executing a Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), a tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares, including voting at any meeting of shareholders.

     Determination Of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations, individual retirement accounts and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act (as defined in the Merger Agreement). Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees or
(b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for tendered shares, regardless of any extension of or amendment to the Offer or any delay in paying for such shares.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement (requiring that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in Section 3.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code") and may also be a taxable transaction under applicable state, local or foreign income tax laws.

     Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or Merger and the aggregate adjusted tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. If tendered Shares are held by a tendering shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares exceeds one year. In the case of a tendering noncorporate shareholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, the ability to use capital losses to offset ordinary income is limited.

     A shareholder (other than certain exempt shareholders including, among others, all corporations, individual retirement accounts and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the shareholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section
2. Each shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

     The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code -- such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions -- and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are listed on the Nasdaq National Market under the symbol "TSRC". The following table sets forth, for each of the periods indicated, the high and low sales prices per Share.

                                                               HIGH     LOW
                                                              ------   ------
YEAR ENDED DECEMBER 31, 2000:
  First Quarter.............................................  $6.000   $4.438
  Second Quarter............................................   5.000    3.375
  Third Quarter.............................................   4.125    2.688
  Fourth Quarter............................................   3.250    1.500
YEAR ENDED DECEMBER 31, 2001:
  First Quarter.............................................  $2.375   $1.469
  Second Quarter............................................   1.700    1.250
  Third Quarter.............................................   1.815    1.440
  Fourth Quarter............................................   2.140    1.610
YEAR ENDED DECEMBER 31, 2002:
  First Quarter.............................................  $2.250   $1.500
  Second Quarter (through June 17, 2002)....................  $4.000   $2.000

     On June 10, 2002, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price on the Nasdaq National Market of the Shares was $2.79 per Share. On June 17, 2002, the last full trading day before commencement of the Offer, the last reported sales price on the Nasdaq National Market of the Shares was $4.00 per Share. Shareholders are urged to obtain current market quotations for the shares.

     The Purchaser has been advised by the Company that the Company has never declared or paid any cash dividends on the Shares, although the Company did make distributions to its shareholders prior to its initial public offering and conversion from S corporation status.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market For The Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Share Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued designation for the Nasdaq National Market. To maintain such designation, a security must substantially meet one of two maintenance standards. The first maintenance standard requires that there be 750,000 publicly held shares, the publicly held shares have a market value of $5 million, the issuer have net tangible assets of at least $4 million, there be 400 shareholders of round lots, the minimum bid price per share be $1 and there be at least two registered and active market makers. The second maintenance standard requires that the issuer have either a market capitalization of $50 million or total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, there be 1,100,000 shares publicly held, the publicly held shares have a market value of $15 million, the minimum bid price per share be $5, there be 400 shareholders of round lots and there be at least four registered and active market makers.

     If these standards for continued designation for the Nasdaq National Market are not met, the Shares might nevertheless continue to be included in the Nasdaq SmallCap Market. Continued inclusion in the Nasdaq SmallCap Market, however, would require that there be 300 round-lot holders, there be at least 500,000 publicly held shares, the publicly held shares have a market value of at least $1 million, there be two registered and active market makers, of which one may be entering stabilizing bids, and the issuer have either net tangible assets of at least $2 million, market capitalization of at least $35 million or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of
Section 16(b) of the Exchange Act and the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Florida corporation with its principal offices at 1901 W. Cypress Creek Road, Suite 200, Fort Lauderdale, Florida 33309, telephone number
(954) 493-8601. According to the Company's 2001 Annual Report, the Company is a national provider of information technology professional services and a value-added-reseller of hardware and software.

     Set forth below is certain selected financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's annual report on Form 10-K for the year ended December 31, 2001 and quarterly report on Form 10-Q for the quarter ended March 31, 2002. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports, other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                               TECHNISOURCE, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                 3 MONTHS
                                               YEARS ENDED DECEMBER 31,       ENDED MARCH 31,
                                            ------------------------------   -----------------
                                              2001       2000       1999      2002      2001
                                            --------   --------   --------   -------   -------
                                                              (IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenue...................................  $143,458   $152,468   $137,600   $31,677   $40,435
Cost of revenue...........................   108,411    111,574    104,473    23,880    30,840
                                            --------   --------   --------   -------   -------
Gross Profit..............................    35,047     40,894     33,127     7,797    30,840
Selling, general and administrative
  expenses................................    34,649     37,049     28,395     6,427     9,359
                                            --------   --------   --------   -------   -------
Impairment of long-lived assets...........     5,590         --         --        --        --
Restructuring costs.......................     1,868         --         --        --        --
                                            --------   --------   --------   -------   -------
Operating (loss) income...................    (7,060)     3,845      4,732     1,370       236
Interest and other income.................       174        569        896        51        18
Interest (income) expense.................        95        301         59       (13)      (45)
                                            --------   --------   --------   -------   -------
(Loss) Income before income taxes.........    (6,981)     4,113      5,569     1,408       208
Income tax (benefit) expense..............    (2,439)     1,867      2,399       649        96
                                            --------   --------   --------   -------   -------
Net (loss) income.........................    (4,542)     2,246      3,230       758       112
                                            ========   ========   ========   =======   =======

                                                                                        AS OF
                                                            AS OF DECEMBER 31,        MARCH 31,
                                                        ---------------------------   ---------
                                                         2001      2000      1999       2002
                                                        -------   -------   -------   ---------
BALANCE SHEET DATA:
  Cash and cash equivalents...........................  $12,239   $   512   $17,354    $12,801
  Total assets........................................  $42,436   $49,212   $40,584    $42,775
  Total debt..........................................       --   $ 1,000        --         --
  Total shareholders' equity..........................  $34,133   $38,799   $36,606    $34,891

     Certain Company Projections. During the course of discussions between representatives of Parent and the Company, the Company provided Parent or its representatives with certain non-public business and financial information about the Company. This information included the following projections of net sales, gross profit, net income and earnings per share for the Company for the periods indicated below:

                                      Q1 2002   Q2 2002   Q3 2002   Q4 2002   TOTAL 2002
                                      -------   -------   -------   -------   ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net Sales...........................  $33,125   $35,925   $36,975   $37,555    $141,630
Gross Profit........................    7,392     8,310     8,852     9,219      33,772
Net Income..........................      154       714       844       936       2,690
Earnings Per Share..................  $  0.02   $  0.07   $  0.08   $  0.09    $   0.26

     The Company has advised the Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because this information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised the

Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of the Company, including assumptions with respect to the market for the Company's products and services, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company and interest rates and the anticipated amount of borrowings by the Company, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at http://www.sec.gov/ that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such information should also be on file at the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

     The Purchaser, a Florida corporation that is a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by Parent.

     Parent is a Delaware corporation and is a holding company. Parent, through its principal operating subsidiary, IntelliMark, Inc., provides a variety of services ranging from the deployment of technical consultants to comprehensive information technology managed services. The ultimate corporate parent of Parent is IntelliMark Holdings, Inc. ("IntelliMark"), a Delaware corporation. The principal office of

Parent, the Purchaser and IntelliMark is located at 2300 Cottondale Lane, Suite 250, Little Rock, Arkansas 72202, telephone number (501) 664-1100.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Parent and IntelliMark are set forth in
Schedule I hereto.

     Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the availability of the commitment letters from Fleet Capital Corporation and Charlesbank Equity Fund V, Limited Partnership and financial capacity of Parent and its affiliates, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to hold, sell or tender Shares pursuant to the Offer.

10.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer (assuming the exercise of all outstanding options and warrants and after deducting the proceeds of such exercise) and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $42 million.

     IntelliMark will provide the Purchaser with the funds. IntelliMark expects to obtain the funds in accordance with the terms of (i) a commitment letter dated June 10, 2002 that IntelliMark entered into with Fleet Capital Corporation as administrative agent (the "Fleet Commitment Letter") and (ii) a commitment letter dated June 7, 2002 that IntelliMark entered into with Charlesbank Equity Fund V, Limited Partnership (the "Charlesbank Commitment Letter").

     Pursuant to the Fleet Commitment Letter, Fleet and other lenders intend to make available to IntelliMark and its subsidiaries up to $40,000,000 under a revolving credit facility with a term of four years (the "Fleet Credit Facility"). A portion of the Fleet Credit Facility will be used to partially finance the Offer and the Merger. The Fleet Commitment Letter provides that IntelliMark and its subsidiaries, the Company and its subsidiaries and Fleet will enter into appropriate loan documentation with respect to the Fleet Credit Facility. The loan documents will contain representations and warranties, conditions precedent, covenants, events of default and other provisions customarily found in similar agreements. The Fleet Credit Facility will be secured by a first-priority pledge of 100% (60% in the case of a foreign subsidiary) of the issued and outstanding capital stock of IntelliMark, Parent, the Company and each of their respective subsidiaries. Additionally, the Fleet Credit Facility will be secured by a first-priority lien on the assets of IntelliMark, Parent, the Company and each of their respective subsidiaries.

     Interest on amounts outstanding under the Fleet Credit Facility will be based upon either (i) a fluctuating rate equal to Fleet's "Base Rate", which is the higher of (A) Fleet's prime lending rate and (B) the Federal Funds Rate plus 0.50%, or (ii) a periodic fixed rate equal to Fleet's LIBOR (the London Interbank Offered Rate), plus, in each case, an applicable margin. The LIBOR rate will be fixed for interest periods of one, two, three or six months. The applicable margin will be determined by the following grid:

                                                              APPLICABLE   APPLICABLE
                                                                LIBOR      BASE RATE
PRICING PERIOD                                                  MARGIN       MARGIN
--------------                                                ----------   ----------
Closing - 3/31/03...........................................     3.00%        1.50%
4/1/03 - 3/31/04............................................     2.75%        1.25%
4/1/04 and Thereafter.......................................     2.25%        0.75%

     Pursuant to the Charlesbank Commitment Letter, Charlesbank and its affiliates (the "Investors") intend to make available to IntelliMark up to $13,000,000 in exchange for junior subordinated promissory notes ("Bridge Notes"). Although the business terms are not yet final, the material terms being discussed include the following. The term of the Bridge Notes is less than five and one-half years. The Bridge Notes are also repayable upon a change of control of IntelliMark or if IntelliMark and its subsidiaries dispose of substantially all of their assets. The Bridge Notes will be unsecured and subordinated in priority to the Fleet Credit Facility. Interest will accrue on the unpaid principal of the Bridge Notes at the rate of 1.25% per month, compounded monthly. All accrued and unpaid interest will be paid in-kind. In consideration for the Bridge Notes, IntelliMark will issue to the Investors simultaneously with the Bridge Notes warrants to purchase its common stock. The warrants will be exercisable for shares of IntelliMark common stock equal to 2% of its fully-diluted common stock for each $1,000,000 of interest and principal that would be outstanding on the first anniversary of the issuance of the Bridge Notes, subject to repurchase rights of IntelliMark.

     The Fleet Commitment Letter and the Charlesbank Commitment Letter have been filed as exhibits to the Tender Offer on Schedule TO filed by Parent and the Purchaser pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act with the Commission in connection with the Offer. The above summaries are not a complete description of the terms and conditions, and are qualified in their entirety by reference to the full text, of the Fleet Commitment Letter and the Charlesbank Commitment Letter, respectively. In addition, the business terms with respect to the Bridge Notes are still under discussion and have not yet been memorialized in writing.

     At this time IntelliMark has not made any alternative financing arrangements or plans if financing cannot be obtained through the Fleet Credit Facility and the Bridge Notes. IntelliMark intends to repay borrowings under the Fleet Credit Facility and the Bridge Notes from working capital and funds provided by future operations, and to refinance any outstanding borrowings on or prior to the maturity date of the Fleet Credit Facility and the Bridge Notes, as applicable. While IntelliMark has no specific arrangements in this regard at this time, IntelliMark currently expects that it will be able to obtain any refinancing on commercially reasonable terms at the time.

11.  CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

  BACKGROUND OF THE OFFER

     For the purposes of this Section references to Parent include IntelliMark, the corporate parent of Parent. From time to time during 2001 and 2002, officers of Parent have discussed with officers of the Company potential joint business arrangements, including a business combination.

     On September 19, 2001, Charlesbank Capital Partners, LLC, an affiliate of our principal investor, on our behalf, submitted an initial indication of interest in the shares of the Company at a price of $2.00 to $3.00 per share in an auction being held by the Company.

     On September 26, 2001, Raymond James contacted certain employees of Charlesbank to inform them that there were other proposals at higher prices and that the Charlesbank proposal was not competitive without modification. At that time, Charlesbank informed Raymond James that it had determined to withdraw its proposal.

     On December 3, 2001, our Chief Executive Officer, Stephen Bova, contacted Joseph Collard, the Chairman of the Board of Directors of the Company, to discuss what decisions the Company had made after its auction.

     On December 13, 2001, Mr. Bova discussed with C. Shelton James, the interim Chief Executive Officer of the Company, the Company's interest in a transaction involving Parent.

     On December 14, 2001, Mr. Bova and Mr. James scheduled a meeting between senior executives and representatives of Parent and the Company to be held on December 19, 2001 at Charlesbank's New York City offices. On the same day, Parent and the Company entered into a nondisclosure and nonsolicitation agreement.

     On December 19, 2001, representatives of Parent and the Company met in New York City. The Company presented an overview of its operations and provided summary financial information to Parent.

     From December 19, 2001 to February 20, 2002, there were a number of communications between representatives of Parent and the Company and the Company's financial advisors regarding a possible acquisition of all of the outstanding common stock of the Company.

     On February 20, 2002, Parent and the Company entered into a letter agreement in which Parent proposed to acquire all of the outstanding common stock of the Company for $3.90 per share in cash.

     On February 28, 2002, Parent and the Company entered into a noncompetition agreement with Mr. Collard. From this date until March 29, 2002, representatives of Parent conducted a due diligence investigation of the Company and discussed their analysis of the valuation of the Company with Company representatives.

     On April 2, 2002, Parent supplied draft transaction documents to counsel for the Company.

     On April 5, 2002, Raymond James informed the Parent that, due to improved financial results, the Company believed $3.90 per share was insufficient. On or about April 12, 2002, Raymond James informed Parent that the Company would require that the price per share be raised to $4.15.

     On April 28, 2002, Mr. Bova delivered to Mr. James a letter indicating that Parent had increased its offer to $3.98 per share in light of the Company's improved financial outlook.

     During the latter part of April and beginning of May 2002, Parent, the Company and their respective advisors had several discussions regarding changes in the Company's financial situation and their impact on the proposed transaction.

     On May 13, 2002, Parent and the Company entered into a letter agreement establishing a price per share of $4.00 and finalizing outstanding diligence matters.

     On May 17, 2002, counsel to Parent provided revised drafts of the Merger Agreement and other transaction documents to counsel for the Company. Between May 13, 2002 and June 10, 2002, counsel to Parent and the Company negotiated the terms of the Merger Agreement and the other transaction documents. Simultaneously, Parent negotiated with Mr. Collard and Mr. Robertson the terms of their shareholders agreement pursuant to which they have agreed to tender in the Offer the Shares beneficially owned by them.

     On June 4, 2002, the Board of Directors of the Company held a meeting and approved the proposed transactions and the Merger Agreement.

     On June 10, 2002, the Board of Directors of Parent held a telephonic board meeting and approved the proposed Merger Agreement. On the evening of June 10, representatives of Parent and the Company and their respective counsel negotiated the final terms of the Merger Agreement. The Merger Agreement and other transaction documents were executed at the end of the evening on June 10, 2002.

     On June 11, 2002, Parent and the Company issued a joint press release announcing the transaction.

     On June 18, 2002, in accordance with the Merger Agreement, the Purchaser commenced the Offer.

12.  THE TRANSACTION AGREEMENTS

  PURPOSE

     The purpose of the Offer is to enable Parent to acquire control of the Company and is a first step to acquire all of the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

  THE MERGER AGREEMENT

     The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A. You should read the Merger Agreement in its entirety for a more complete description of the matters summarized below.

     The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, with the Company being the surviving corporation, or if Parent so elects, the Company will be merged with and into the Purchaser, with the Purchaser being the surviving corporation. In either case, each issued Share (other than Shares owned by Parent, the Purchaser or the Company or a subsidiary of Parent, the Purchaser or the Company) will be converted into the right to receive the highest price per Share paid pursuant to the Offer in cash, without interest thereon.

     Vote Required To Approve Merger. The BCA requires, among other things, that the adoption of any plan of merger of the Company must be approved by the Board of Directors of the Company and, if the "short-form" merger procedure described below is not available, approved by the holders of a majority of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval of the Merger Agreement by the Company's shareholders if such "short-form" merger procedure is not available. If required by the BCA, the Company will call and hold a meeting of its shareholders promptly following the consummation of the Offer for the purposes of voting upon the approval of the Merger Agreement. At any such meeting all Shares then owned by Parent or the Purchaser will be voted in favor of the approval of the Merger Agreement. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least two-thirds of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other shareholder of the Company.

     "Short-Form" Merger Procedure. The BCA also provides that, if a parent company owns at least 80% of the outstanding shares of each class of stock of a subsidiary, the parent company may merge that subsidiary into the parent company pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other shareholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the BCA, the Purchaser would have to own at least 80% of the outstanding Shares. The Merger Agreement provides that Parent may elect to merge the Company with and into the Purchaser rather than merge the Purchaser with and into the Company. This provision is intended to give the Purchaser the ability to use the "short-form" merger procedure provided in the BCA if it acquires at least 80% of the outstanding Shares. If the Purchaser acquires at least 80% of the outstanding Shares pursuant to the Offer or otherwise, it intends to merge the Purchaser into the Company under this procedure without additional prior notice to, or any action by, any other shareholder of the Company.

     Conditions To The Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) the Company's shareholders shall have approved the Merger by an affirmative vote of the holders of a majority of the outstanding shares (the "Common Stock Approval"), if required; (b)(i) any requisite waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) any consents, approvals and filings under any other foreign antitrust law the absence of which would prohibit the consummation of the Merger, shall have been obtained or made; (c) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity (as defined below under "Termination of the Merger Agreement"), or other legal restraint or prohibition (collectively, "Legal Restraints") preventing the consummation of the Merger shall be in effect; provided that each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered; and
(d) the Purchaser shall have accepted Shares for payment pursuant to the Offer; provided that a party may not assert this condition if the failure of the Purchaser to accept Shares for payment pursuant to the Offer shall have constituted or resulted from a material breach of the Offer or the Merger Agreement by such party.

     Termination Of The Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time"), whether before or after adoption of the Merger Agreement by the shareholders of the Company:

          (a) by mutual written consent of Parent, the Purchaser and the Company;

          (b) by either Parent or the Company:

             (i) if the Offer is not consummated on or before September 30, 2002, or in the event Parent and the Purchaser notify the Company not later than five days prior to such date that they in good faith have determined that additional time is required to consummate the Offer, October 31, 2002; provided that this right to terminate the Offer is not available to any party whose wilful and material breach of the Merger Agreement has resulted in the failure to consummate the Offer;

             (ii) if any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, the Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

             (iii) if as the result of the failure of any of the conditions set forth in Section 14 hereof, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having accepted Shares for payment pursuant to the Offer; provided that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a wilful material breach of any representation or warranty under the Merger Agreement by such party; or

             (iv) if, upon a vote at a duly held meeting to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained; provided that Parent may not terminate the Merger Agreement pursuant to this termination provision if each of the Purchaser, Parent or any other subsidiary of Parent shall not have voted its Shares in favor of obtaining the Company Shareholder Approval.

          (c) by Parent prior to the acceptance for payment and payment for the Shares in the Offer, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement (other than a breach or failure to perform for which Parent has the right to terminate the Merger Agreement described in (d)(ii) below), which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 14 hereof, and
     (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement);

          (d) by Parent prior to the acceptance for payment and payment for the Shares pursuant to the Offer (the "Acceptance Date"):

             (i) if the Board of Directors of the Company or any committee thereof withdraws or modifies in a manner adverse to Parent or the Purchaser, or publicly proposes to withdraw or modify in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger, fails to recommend to the Company's shareholders that they accept the Offer and give the Company Shareholder Approval or publicly approves or recommends, or publicly proposes to approve or recommend, any Company Takeover Proposal (as defined below under "Takeover Proposals");

             (ii) if the Company or any of its officers, directors, employees, representatives or agents takes any of the actions that would be prohibited by the provisions described below under

        "Takeover Proposals" but for the exceptions therein allowing certain actions to be taken in the case of circumstances satisfying both subsection (i) and subsection (ii) under "Takeover Proposals" below;

          (e) by the Company prior to the Acceptance Date in the circumstances described below under "Takeover Proposals" in which such termination is permitted, subject to compliance by the Company with the notice provisions described below and the termination fee provisions described below;

          (f) by the Company prior to the Acceptance Date, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement); or

          (g) by the Company if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer by the tenth business day following the date of the initial public announcement of the execution of the Merger Agreement; provided that the Company may not terminate the Merger Agreement pursuant to this termination provision if the Company is in material breach of the Merger Agreement.

     Takeover Proposals. The Merger Agreement provides that neither the Company nor any of the Company's subsidiaries or affiliates shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company, each of the Company's subsidiaries, and each affiliate of the Company, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than Parent, any of its affiliates or representatives) concerning any Company Takeover Proposal, except that nothing contained in the Merger Agreement shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company shareholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as provided below, withdraw or modify, or propose to withdraw or modify, the approval or recommendation by the Board of Directors or any such committee of the Merger Agreement, the Offer or the Merger or its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Company Takeover Proposal, or enter into any agreement with respect to any Company Takeover Proposal. Notwithstanding the foregoing, the Merger Agreement provides that, prior to the Acceptance Date, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning a Company Takeover Proposal, if:

          (i) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Board of Directors relating to any such transaction which the Board of Directors determines in good faith, represents a superior transaction to the transactions contemplated hereby and which is not subject to the receipt of any necessary financing; and

          (ii) in the opinion of the Board of Directors such action is required to discharge the Board of Directors' fiduciary duties under applicable law, determined only after receipt of:

             (A) advice from the Company's investment banking firm that the Company Takeover Proposal is superior, from a financial point of view, to the Offer and the Merger (which advice may include analysis of the enterprise value if the Board of Directors has been advised by independent legal counsel that its fiduciary duties requires them to do
        so), and

             (B) advice from independent legal counsel to the Company that the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors to violate its fiduciary duties under applicable law.

     "Company Takeover Proposal" means any proposal or offer to acquire all or a substantial part of the business or properties of the Company and the Company's subsidiaries taken as a whole or 10% or more of any capital stock of the Company or any of the Company's subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company.

     "Superior Company Proposal" means a Company Takeover Proposal which (i) satisfies both subsection (i) and subsection (ii) under "Takeover Proposals" above and (ii) is reasonably capable of being completed, taking into account all financial, legal and other aspects of such proposal.

     The Merger Agreement further provides that, except as set forth below in this paragraph, neither the Board of Directors nor any committee thereof shall
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval, determination or recommendation by the Board of Directors or any such committee of the Merger Agreement, the Offer or the Merger, (ii) approve, determine to be advisable or recommend or propose to approve, determine to be advisable or recommend, any Company Takeover Proposal or (iii) enter into any agreement with respect to any Company Takeover Proposal. Notwithstanding the foregoing, the Merger Agreement states that, prior to the Acceptance Date, the Board of Directors may withdraw or modify its approval, determination or recommendation of the Offer, the Merger Agreement or the Merger, approve, determine to be advisable or recommend a Company Takeover Proposal, or enter into an agreement with respect to a Superior Company Proposal, in each case at any time after the fifth business day following Parent's receipt of written notice from the Company advising Parent that the Board of Directors has received a Superior Company Proposal with respect to which it intends to take any actions referred to herein, specifying the material terms and conditions of such Superior Company Proposal and identifying the person making such Superior Company Proposal, but only if prior to such action the Company shall have caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms.

     In addition to the obligations of the Company described in the preceding four paragraphs, the Merger Agreement provides that the Company will promptly, but in any event within one business day, notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company will promptly, but in any event within one business day, communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will immediately provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company is required to promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

     Fees and Expenses; Termination Fee. The Merger Agreement provides that except as set forth below, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     The Company will pay to Parent a fee of $1.25 million (the "Termination Fee") if: (i) the Company terminates this Agreement pursuant to clause (e) under "Termination of the Merger Agreement"; (ii) Parent terminates the Merger Agreement pursuant to the provisions described above in clause (d)(i) or (d)(ii) under "Termination of the Merger Agreement"; or (iii) the Merger Agreement is terminated (other than pursuant to the provisions described above in clause (b), (f) or (g) under "Termination of the Merger Agreement") and within six months of such termination the Company enters into any agreement relating to a Company Takeover Proposal with a person or entity other than Parent or the Purchaser or a

Company Takeover Proposal with such a person or entity shall otherwise be consummated. Any fee due under the provisions described above shall be paid by wire transfer of same-day funds on the date of termination of the Merger Agreement (except that in the case of clause (iii) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

     Conduct Of Business. The Merger Agreement provides that during the period from the date of the Merger Agreement to the earliest to occur of the date of the termination of the Merger Agreement, the date directors designated by Parent or Purchaser have been elected to and shall constitute a majority of the Board of Directors of the Company (the "Control Date"), and the Effective Time, except
(i) as consented to in writing by Parent, (ii) as expressly permitted by the Merger Agreement or (iii) as disclosed on the Company's disclosure schedule to the Merger Agreement, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses taken as a whole in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, but subject to clauses
(i), (ii) and (iii) above, from the date of the Merger Agreement to the earliest to occur of the date of termination of the Merger Agreement, the Control Date or the Effective Time the Company shall not, and shall not permit any of its subsidiaries to:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except for dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its subsidiaries or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell or grant any shares of its capital stock, any other equity or indebtedness with voting rights or any securities convertible into, or exchangeable for, or any options, warrants or rights to acquire, any such shares, indebtedness with voting rights, voting securities or convertible securities or "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units (other than the issuance of Shares upon the exercise of Company Stock Options (as defined in the Merger Agreement) outstanding on the date of the Merger Agreement and in accordance with their present terms);

          (iii) amend its articles of incorporation or by-laws (or other comparable charter or organizational documents);

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, except for purchases of inventory in the ordinary course of business consistent with past practice;

          (v) (A) grant to any current or former officer, director or employee of the Company or any of its subsidiaries any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company's filings with the Commission or, with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with prior practice, (B) grant to any current or former employee, officer or director of the Company or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Company's filings with the

     Commission, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan (as defined in the Merger Agreement) or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

          (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in generally accepted accounting principles ("GAAP");

          (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any lien or other encumbrance any material properties or assets, except (A) sales of obsolete assets in the ordinary course of business consistent with past practice and (B) sales of inventory in the ordinary course of business consistent with prior practice;

          (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings from persons that are not directors, officers or employees of the Company or any of its subsidiaries incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company or investments and advances in connection with the sale of the products of the Company and its subsidiaries in the ordinary course of business consistent with prior practice to persons that are not directors, officers or employees of the Company or any of its subsidiaries, not to exceed $10,000 individually or $100,000 in the aggregate;

          (ix) make or agree to make any new capital expenditure or expenditures that are in excess of $50,000 in the aggregate;

          (x) make or change any material tax election or settle or compromise any material tax liability or refund, except for liabilities not in excess of $10,000 individually or $100,000 in the aggregate;

          (xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $5,000 individually or $50,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's filings with the Commission or incurred in the ordinary course of business consistent with past practice,
     (B) cancel any indebtedness in excess of $5,000 individually or $50,000 in the aggregate or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

          (xii) enter into, renew, extend, amend, modify, waive any material provision of, or terminate any lease or similar commitment, in each case providing for payments in excess of $10,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company without penalty);

          (xiii) make any intercompany advances or increase in any management personnel or more than five non-management personnel with respect to the Company's India operations; or

          (xiv) authorize, or commit or agree to take, any of the foregoing actions.

     Board Of Directors. The Merger Agreement provides that promptly upon the Acceptance Date, the Purchaser shall be entitled to designate four members of the Company's Board of Directors.

     Agreement. Subject to applicable Law (as defined in the Merger Agreement), the Company is required under the Merger Agreement to take all action requested by Parent necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company will make such mailing with the mailing of the Schedule 14D-9 (provided that the Purchaser has provided to the Company on a timely basis all information required to be included in the Information Statement with respect to the Purchaser's designees). In connection with the foregoing, the Company is required to promptly obtain the resignation of each of its current directors (with the exception of C. Shelton James) once the Purchaser has accepted any Shares for payment.

     Stock Options. The Merger Agreement provides that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans (as defined in the Merger Agreement)) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding vested Company Stock Options (as defined in the Merger Agreement) and all outstanding vested Company SARs (as defined in the Merger Agreement) granted before the date of the Merger Agreement under any Company Stock Plan to provide that each such vested Company Stock Option (and any vested Company SAR related thereto) outstanding immediately prior to the Acceptance Date shall be canceled in exchange for a cash payment by the Company as soon as practicable following the first acceptance for payment of Shares pursuant to the Offer of an amount equal to (i) the excess, if any, of (x) the highest price per Share to be paid pursuant to the Offer over (y) the exercise price per Share subject to such Company Stock Option, multiplied by (ii) the number of Shares issuable pursuant to the unexercised portion of such Company Stock Options.

     The Company has agreed to use its best efforts to obtain all consents of the holders of Company Stock Options as shall be necessary to effectuate the foregoing. At Parent's request, payment may be withheld in respect of any Company Stock Option until all necessary consents with respect to such Company Stock Option are obtained.

     The Merger Agreement provides that the Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option or Company SAR or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the surviving corporation in the Merger.

     Employee Benefits. From and after the Control Date and the Effective Time, Parent is required to cause the Company or the surviving corporation in the Merger, as applicable, to honor in accordance with their respective terms (as in effect on the date of the Merger Agreement), all the Company's employment, severance and termination agreements, plans and policies disclosed in the Company's disclosure schedule to the Merger Agreement including any change in control provisions contained therein.

     The Merger Agreement further provides that with respect to any "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any severance plan), for all purposes, including determining eligibility to participate and vesting, service with the Company or any of its subsidiaries shall be treated as service with Parent or any of its subsidiaries; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

     Indemnification And Insurance. Parent and the Purchaser have agreed in the Merger Agreement that Parent shall, to the fullest extent permitted by law, cause the Company (from and after the Control Date) and the surviving corporation in the Merger (from and after the Effective Time) to honor all the Company's obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and its subsidiaries against all losses, claims, damages or liabilities (including reasonable attorney's fees) arising out of acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of the Merger Agreement, whether pursuant to the Company's charter, the Company's by-laws, the BCA, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company's charter, the Company's by-laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. In the event a current or former director or officer of the Company or any of its subsidiaries is entitled to indemnification, such director or officer shall be entitled to reimbursement from the Company (from and after the Control Date) or the corporation surviving the Merger (from and after the Effective Time) for reasonable attorney fees and expenses incurred by such director or officer in pursuing such indemnification, including payment of such fees and expenses by the corporation surviving the Merger or the Company, as applicable, in advance of the final disposition of such action upon receipt of an undertaking by such current or former director or officer to repay such payment if it shall be adjudicated that such current or former director or officer was not entitled to such payment.

     The Merger Agreement also provides that from and after the Control Date for a period of six years after the Effective Time, Parent shall cause to be maintained in effect, at no cost to the insureds thereunder, the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (such 150% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. In the Merger Agreement, the Company has represented to Parent that the Maximum Premium is $118,500.

     The Company has agreed in the Merger Agreement to maintain, through the Effective Time, the Company's existing directors' and officers' insurance in full force and effect without reduction of coverage.

     The Merger Agreement also provides that the by-laws of the corporation surviving the Merger shall contain the provisions that are set forth, as of the date of the Merger Agreement, in Article VI of the by-laws of the Company, which provisions shall not be directly or indirectly (by amending, repealing or otherwise modifying the Articles of Organization of the Company) amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or other agents of the Company. Additionally, if the corporation surviving the merger or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the indemnification obligations of the surviving corporation, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the corporation surviving the Merger assume, as a matter of law or otherwise, the obligations.

     Parent has agreed in the Merger Agreement to guarantee that if for any reason the Company or the corporation surviving the Merger, as the case may be, shall not meet its obligations, Parent shall meet such obligations described above in full when and as such obligations arise.

     Reasonable Efforts; Notification. The Merger Agreement provides that each of the parties shall use all reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement; provided that the obligations set forth on this sentence shall not be deemed breached as a result of actions by the Company expressly permitted by the provisions described under "Takeover Proposals". In connection with and without limiting the foregoing, the Company and the Board of Directors of the Company have agreed to (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement or any transaction contemplated by the Merger Agreement and
(ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Nothing in the Merger Agreement is deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. As promptly as practicable after the consummation of the Offer, the Company shall use all reasonable efforts to notify Parent of any actions or nonactions of, waivers, consents and approvals from, and registrations and filings with, Governmental Entities, and any consents, approvals or waivers from third parties, that would be required in connection with the consummation of the Merger in the event that Parent elects to merge the Company with and into the Purchaser instead of merging the Purchaser into the Company.

     The Company shall give prompt notice to Parent, and Parent or the Purchaser shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement.

     Representations And Warranties. The Merger Agreement contains various customary representations and warranties, including representations relating to corporate existence and power; capitalization; corporate authorizations; subsidiaries; absence of conflicts; Commission filings; absence of certain changes; contracts; absence of undisclosed liabilities; government authorizations; litigation; compliance with laws; absence of changes in benefit plans; excess parachute payments; employment agreements; taxes; intellectual property; accuracy of certain disclosures; brokers' and other fees and the opinion of the Company's financial advisor.

     Certain representations and warranties in the Merger Agreement provide exceptions for items that are not "material" or that are not reasonably likely to have a "Company Material Adverse Effect". For purposes of the Merger Agreement and the Offer, a "Company Material Adverse Effect" means a material adverse effect on the business, business prospects, affairs, condition (financial or otherwise), operations or results of operation of the Company and its subsidiaries, taken as a whole, a material adverse effect on the ability of the Company to perform its obligations under the Merger Agreement or a material adverse affect on the ability of the Company to consummate the Offer, the Merger and the Stock Option Agreement dated as of the date hereof between Parent and the Company; provided however, that a "Company Material Adverse Effect" shall not include any change or effect resulting from or attributable to
(i) the announcement or pendency of the Merger Agreement or the transactions contemplated hereby, or (ii) any decrease in the market price of the Shares (but not any change or effect underlying such stock price decrease that would otherwise constitute a "Company Material Adverse Effect").

     Procedure For Termination, Amendment, Extension Or Waiver. The Merger Agreement may be amended by the parties at any time, whether before or after the Company Shareholder Approval has been obtained; provided that, after the Company Shareholder Approval has been obtained, there shall be made no amendment that by law requires further approval by the Company's shareholders without the further approval of such shareholders and provided, further, that after the Merger Agreement is adopted by the Company's shareholders, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company's shareholders hereunder, without the further approval of such shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

     At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto or (c) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure by any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

     A termination of the Merger Agreement, an amendment of the Merger Agreement or an extension or waiver shall, in order to be effective, require in the case of Parent, the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

  OTHER ARRANGEMENTS.

     In addition to the Merger Agreement, Parent has entered into the following agreements with respect to the transactions contemplated by the Merger
Agreement:

     Shareholders Agreement. The agreement is among Parent, the Purchaser, the Company, Joseph W. Collard, James F. Robertson and certain entities (the "Founding Shareholders") that hold Shares beneficially owned by Joseph W. Collard and James F. Robertson. Mr. Collard, the Chairman of the Board of Directors of the Company, and Mr. Robertson, the President of the Company, beneficially hold approximately 65% in the aggregate of the outstanding Shares on a fully diluted basis. Under this agreement, the Founding Shareholders have agreed: (i) until the earlier of (a) the Effective Time or (b) the termination of the Merger Agreement, to vote their Shares in favor of the approval of the Merger Agreement and any other matter necessary to the consummation of the matters discussed in the Merger Agreement, and to vote their Shares against any Company Takeover Proposals, in any vote or written consent taken by the Company;
(ii) to tender their Shares into the Offer and not to withdraw such Shares; and
(iii) to grant to Parent an option to purchase all of their Shares at a purchase price of $4.00 per Share, exercisable at any time after the Acceptance Date until the earlier of (a) the Effective Time or (b) the termination of the Merger Agreement. This agreement terminates upon any termination of the Merger Agreement. The Shareholders Agreement is attached hereto as Appendix B.

     Stock Option Agreement. Under this agreement, the Company has granted to Parent the option to purchase a number of Shares equal to 19.9% of the outstanding Shares on the date the option is exercised, at a purchase price of $4.00 per share. Parent may exercise this option only in the event that (i) the Purchaser has accepted for payment pursuant to the Offer Shares constituting more than 60% but less than 80% of the Shares then outstanding on a fully diluted basis and (ii) the exercise of the option would result in the Purchaser holding Shares representing 80% or more of the Shares then outstanding on a fully diluted basis. This agreement terminates on the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement. The Stock Option Agreement is attached hereto as Appendix C.

     Noncompetition Agreements. Certain current and former key executives of the Company, including Joseph W. Collard, Andrew C. Hill, C. Shelton James, and James F. Robertson (each, an "Executive"), have each entered into a Noncompetition Agreement with Parent, the Purchaser and the Company in connection with the Offer and Merger. Under the terms of these agreements, the Executives have agreed, during the period of their employment and continuing one year after the termination of such employment, not to: (a) engage in any way in any activities competitive with the business of the Company anywhere within 50 miles of any office in which the Company or its subsidiaries conducts business;
(b) solicit or interfere with any employee of the Company or any of its affiliates; or (c) solicit any of the customers of the Company or its affiliates. In addition, the Executives have agreed to maintain the confidentiality of the Company's and Parent's proprietary trade secret information and other confidential business information.

     Nondisclosure Agreement. On December 14, 2001, the Company and IntelliMark, Inc., an affiliate of the Purchaser, entered into a nondisclosure letter in which both parties agreed to treat confidentially information disclosed in connection with the consideration of a future transaction between the parties. The parties further agreed not to use any of the confidential information for any reason other than to evaluate such a transaction. Finally, IntelliMark agreed that in the event a transaction was not completed, IntelliMark would not (for a period of one year) use the confidential information to solicit the Company's employees or customers.

  PLANS FOR THE COMPANY

     After the purchase of Shares by the Purchaser pursuant to the Offer, Parent may appoint four of its representatives to the Company's Board of Directors. See "The Merger Agreement -- Board of Directors" above. Following completion of the Offer and the Merger, Parent intends to operate the Company as a subsidiary of Parent under the direction of Parent's management. Parent's principal reason for acquiring the Company is the strategic fit of the Company's operations with Parent's operations. Parent intends to continue to review the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's corporate structure, operational headquarters, capitalization, management or dividend policy.

  GOING-PRIVATE TRANSACTIONS

     Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority shareholders in the Merger be filed with the Commission and disclosed to shareholders prior to the consummation of the Merger.

13.  DIVIDENDS AND DISTRIBUTIONS

     As discussed in Section 12, the Merger Agreement provides that from June 10, 2002 until the earliest to occur of the termination of the Merger Agreement, the Control Date or the Effective Time, without the prior written consent of Parent, the Company may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except for dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent.

14.  CERTAIN CONDITIONS OF THE OFFER

     The Merger Agreement provides that the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with that number of Shares owned by Parent, the Purchaser and Parent's other subsidiaries, would represent at least two-thirds of the Fully Diluted Shares and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, (A) with the consent of the Company or (B) without the consent of the Company at any time on or after the date of the Merger Agreement and before the first acceptance of such Shares for payment or the payment therefore, when any of the following conditions exists:

          (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity, or pending any suit, action or proceeding with a reasonable likelihood of success by any other person, (i) challenging the acquisition by Parent or the Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole after taking into account a reasonable estimate of insurance proceeds reasonably likely to be obtained by the Company at the conclusion of such suit, (ii) seeking to prohibit or impose any material limitations on the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries taken as whole or Parent and its subsidiaries taken as a whole, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries taken as whole or Parent and its subsidiaries taken as a whole, as a result of the Offer, the Merger or any other transaction contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares acquired by it on all matters properly presented to the shareholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries; provided, in each case, that Parent shall have used all reasonable efforts to cause any such action or proceeding to be dismissed;

          (b) any Law or Judgment (as defined in the Merger Agreement) enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any required consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any other transaction contemplated by the Merger Agreement, by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

          (c) since the date of the most recent audited financial statements included in the Company's filings with the Commission, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

          (d) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser, or publicly proposed to withdraw or modify in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger, failed to recommend to the Company's shareholders that they accept the Offer and give the Company Shareholder Approval, failed to timely file SEC Schedule 14D-9 evidencing such favorable recommendation, or approved or recommended, or publicly proposed to approve or recommend, any Company Takeover Proposal;

          (e) (i) any of the representations and warranties of the Company contained in Sections 3.03, 3.06, 3.08, 3.09, 3.13, 3.14, 3.15 and 3.16 of
     the Merger Agreement that is qualified as to materiality shall not be true and correct or any such representation and warranty that is not so qualified shall not be true and correct in any material respect, as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case such determination shall be on and as of such earlier date) or (ii) the failure, individually or in the aggregate, of any representation and warranty of the Company other than those listed in clause (i) above to be true and correct causes or would be reasonably likely to cause a Company Material Adverse Effect;

          (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply cannot be or has not been cured within five days after the giving of written notice to the Company of such breach;

          (g) all consents or approvals necessary to the consummation of the Offer or the Merger including, without limitation, consents from parties to loans, contracts, leases or other agreement shall not have been obtained, other than consents the failure of which to obtain would not have a Company Material Adverse Effect;

          (h) Raymond James or the Company Board shall have withdrawn or modified in a material way the opinion of Raymond James, dated the date of the Merger Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of Shares is fair to such holders from a financial point of view;

          (i) since the date of the Merger Agreement, the Company and each of its subsidiaries shall have been operated other than in the normal course (consistent with past custom and practice) or shall have, without the prior written consent of Parent, (A) issued any stock interests or granted any options or warrants or other commitments with respect to any of its equity or debt securities; (B) paid any dividends or made any distributions or loans to its shareholders; (C) incurred any additional loans or debt (other than in the ordinary course of business); (D) altered, rescinded or amended any provision of the Company's charter or by-laws; (E) made any capital expenditures in excess of an aggregate of $50,000; (F) declared bonus amounts in excess of those consistent with past practice or increased compensation above present levels other than regularly scheduled seniority increases to non-officer employees consistent with past practice; (G) entered into or amended any (i) employment agreements (other than consultant employment or engagement agreements entered into in the ordinary course of business and consistent with past practice), (ii) change of control agreements, or (iii) severance agreements; or (H) otherwise taken any actions that would materially adversely affect Parent's, the Purchaser's or the Company's ability to consummate the Offer or the Merger, or that would be reasonably likely to result in a Company Material Adverse Effect;

          (j) the Offer or the Merger shall be subject to any anti-takeover legislation, including but not limited to Sections 607.0901 or 607.0902 of the BCA;

          (k) Parent shall not have entered into noncompetition and nonsolicitation agreements substantially in the form of Exhibit C to the Merger Agreement with each of C. Shelton James, James F. Robertson and Andrew C. Hill, which agreements may provide that they shall only be effective upon the consummation of the Offer;

          (l) the Company shall not have executed appropriate joinder documentation with respect to Parent's existing credit agreement with Fleet Capital Corporation;

          (m) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or in the Nasdaq National Market, for a period in excess of three hours (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index for a period of less than two days and suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions, (v) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (n) the Merger Agreement shall have been terminated in accordance with its terms; or

          (o) Parent, the Purchaser and the Company shall not have entered into an agreement with James F. Robertson in a form reasonably acceptable to Parent, the Purchaser and Mr. Robertson, pursuant to which Mr. Robertson shall provide consulting services after the Effective Time to Parent and the surviving corporation, and at no cost to Parent or the surviving corporation, in connection with agreements, contracts, understandings and commitments that require certain security clearances issued by Government Entities ("DISCO Agreements"); provided that (I) such consulting services are similar in nature, responsibility and effort required to the services Mr. Robertson provides the Company as of the date of the Merger Agreement in connection with DISCO Agreements and (II) that the Parent and the Purchaser negotiate in good faith to reach such agreement;

which, in the reasonable judgment of the Purchaser or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

15.  CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, none of the Purchaser, Parent or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Parent and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See
Section 14 for a description of certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Based on information supplied by the Company and the approval of the Merger Agreement, the Merger and the Offer by the Board of Directors of the Company, the Purchaser does not believe that any state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

  ANTITRUST

     United States Antitrust Law. Based on information provided by the Company, the Purchaser believes that no filings are required under the HSR Act with respect to the Offer or the Merger. The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or IntelliMark or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     Foreign Antitrust Laws. Based on information provided by the Company, the Purchaser believes that no notices of the acquisition of the Company will have to be filed under the laws of any foreign jurisdictions. There can be no assurance that a challenge to the Offer under these foreign laws on competition or other grounds will not be made or, if such a challenge is made, of the result thereof.

16.  FEES AND EXPENSES

     Parent and the Purchaser have retained MacKenzie Partners, Inc. to act as the Information Agent and American Stock Transfer & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, YOU MUST NOT RELY UPON SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8.

                                          IM MERGER CORP.

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                     PARENT, THE PURCHASER AND INTELLIMARK

     None of the following individuals (A) has been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors) in the past five years or (B) is or has been a party to any judicial or administrative proceeding in the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws.

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The business address of each such director or executive officer is IntelliMark, Inc., 2300 Cottondale Lane, Suite 250, Little Rock, Arkansas 72202. All individuals hold U.S. citizenship with the exception of Mr. French, who holds Canadian citizenship.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
      NAME AND POSITION WITH PARENT            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Stephen R. Bova...........................  November 2000 to Current -- Chairman and CEO,
  Chairman and Chief Executive Officer      IntelliMark Holdings, Inc.
                                            September 1999 to November 2000 -- President and COO,
                                            Edgewater Technology, Inc., Fayetteville, Arkansas.
                                            October 1998 to September 1999 -- Director,
                                            International Operations, Intelligroup, Inc., Edison,
                                            New Jersey.
                                            October 1996 to October 1998 -- President, Global
                                            Banking Division, Electronic Data Systems, New York, New
                                            York.

Kim G. Davis..............................  July 1998 to Current -- Managing Director, Charlesbank
  Director                                  Capital Partners, LLC, Boston, Massachusetts.
                                            March 1998 to July 1998 -- Managing Director, Harvard
                                            Private Capital Group, Boston, Massachusetts.
                                            November 1996 to March 1998 -- General Partner, Coral
                                            Reef Capital, LLC, New York, New York (a joint venture
                                            with Harvard Private Capital Group).

Lawrence E. Derito........................  1999 to Current -- Consultant and Private Investing,
  Director                                  Jupiter, Florida.
                                            November 1998 to July 1999 -- Consultant and advisor to
                                            Randstad, NA, Peabody, Massachusetts.
                                            May 1998 to October 1998 -- Vice Chairman and CEO of
                                            Strategix Solutions, Inc., Peabody, Massachusetts.
                                            May 1975 to May 1998 -- President and CEO of Office
                                            Specialists, Inc., Peabody, Massachusetts.

Michael R. Eisenson.......................  July 1998 to Current -- Managing Director and CEO,
  Director                                  Charlesbank Capital Partners, LLC, Boston,
                                            Massachusetts.
                                            April 1986 to July 1998 -- President, Harvard Private
                                            Capital Group, Boston, Massachusetts.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
      NAME AND POSITION WITH PARENT            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Bruce G. French...........................  2000 to Current -- Consultant, Toronto, Ontario.
  Director                                  Councillor and Budget Chief for the Township of the
                                            Archipelago.
                                            December 1998 to December 2000 -- President and CEO,
                                            LogicalOptions International, Toronto, Ontario.
                                            December 1997 to November 1998 -- President and CEO,
                                            Work International Corporation, Houston, Texas.
                                            March 1992 to November 1997 -- President and Managing
                                            Director, The Olsten International Corporation, Toronto,
                                            Ontario and Executive Vice President, The Olsten
                                            Corporation, Melville, New York.

Brandon C. White..........................  March 2001 to Current -- Vice President, Charlesbank
  Director                                  Capital Partners, LLC, Boston, Massachusetts.
                                            July 1999 to March 2001 -- Senior Associate, Charlesbank
                                            Capital Partners, Boston, Massachusetts.
                                            January 1999 to July 1999 -- Associate, Charlesbank
                                            Capital Partners, Boston, Massachusetts.
                                            July 1998 to January 1999 -- Analyst, Charlesbank
                                            Capital Partners, Boston, Massachusetts.
                                            July 1997 to July 1998 -- Analyst, Harvard Private
                                            Capital Group, Boston, Massachusetts.

James L. Hudson, Esq......................  October 2001 to Current -- General Counsel and Human
  Secretary                                 Resources Director, IntelliMark Holdings, Inc.
                                            June 2000 to October 2001 -- Vice President, General
                                            Counsel and Secretary, StaffMark Investment LLC,
                                            Fayetteville, Arkansas.
                                            January 2000 to June 2000 -- Associate General Counsel
                                            StaffMark, Inc. (nka Edgewater Technology, Inc.),
                                            Fayetteville, Arkansas.
                                            November 1998 to January 2000 -- Private Practice,
                                            Attorney/ Consultant, Fayetteville, Arkansas and Austin,
                                            Texas.
                                            November 1996 to November 1998 -- Counsel, ALLTEL
                                            Corporation, Little Rock, Arkansas.

Ronald J. McDaniel........................  November 2001 to Current -- CFO, IntelliMark, Inc.
  Chief Financial Officer, Treasurer        December 2000 to November 2001 -- EVP, Strategic
                                            Planning, BrandOne Group, New York, New York.
                                            April 2000 to December 2000 -- Consultant, Convergence
                                            Consulting LLC, New York, New York.
                                            August 1992 to March 2000 -- Global Director of Finance,
                                            PricewaterhouseCoopers L.L.P., New York, New York.

Richard T. Kalbfleish, Sr.................  October 2000 to Current -- Vice President, Finance and
  Assistant Secretary, Assistant            Administration, IntelliMark, Inc.
  Treasurer, Controller                     May 1997 to October 2000 -- Division Controller,
                                            IntelliMark, Inc., St. Louis, Missouri.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
      NAME AND POSITION WITH PARENT            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Othon I. Herrera..........................  December 2000 to Current -- President and COO,
  Executive Vice President                  IntelliMark, Inc.
                                            January 2000 to November 2000 -- COO, IntelliMark, Inc.
                                            January 1999 to December 1999 -- Vice President of
                                            Southeastern Region, IntelliMark, Inc.
                                            April 1996 to December 1998 -- General Manager, ARC,
                                            Kansas City, Missouri and San Diego, California.

John D. Willett...........................  November 2000 to Current -- President of the IT
  Executive Vice President                  Solutions Division of IntelliMark, Inc.
                                            January 1999 to November 2000 -- Executive Vice
                                            President, IT Solutions Group, IntelliMark, Inc., Hurst,
                                            Texas.
                                            August 1997 to January 1999 -- General Manager,
                                            Dallas/Fort Worth Branch, IntelliMark, Inc., Hurst,
                                            Texas.
                                            April 1997 to August 1997 -- Minority Owner and Vice
                                            President of Sales and Marketing of Expert Business
                                            Systems, Inc., Hurst, Texas.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are indicated below. The business address of each such director and executive officer is IM Merger Corp., in care of IntelliMark, Inc., 2300 Cottondale Lane, Suite 250, Little Rock, Arkansas 72202. All individuals hold U.S. citizenship.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, POSITION WITH PARENT AND CITIZENSHIP     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Stephen R. Bova...........................   November 2000 to Current -- Chairman and CEO,
  Chairman, Chief Executive Officer,         IntelliMark Holdings Inc.
  President                                  September 1999 to November 2000 -- President and COO,
                                             Edgewater Technology, Inc., Fayetteville, Arkansas.
                                             October 1998 to September 1999 -- Director,
                                             International Operations, Intelligroup, Inc., Edison,
                                             New Jersey.
                                             October 1996 to October 1998 -- President, Global
                                             Banking Division, Electronic Data Systems, New York,
                                             New York.

Kim G. Davis..............................   July 1998 to Current -- Managing Director, Charlesbank
  Director                                   Capital Partners, LLC, Boston, Massachusetts.
                                             March 1998 to July 1998 -- Managing Director, Harvard
                                             Private Capital Group, Boston, Massachusetts.
                                             November 1996 to March 1998 -- General Partner, Coral
                                             Reef Capital, LLC, New York, New York (a joint venture
                                             with Harvard Private Capital Group).

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, POSITION WITH PARENT AND CITIZENSHIP     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Brandon C. White..........................   March 2001 to Current -- Vice President, Charlesbank
  Director                                   Capital Partners, LLC, Boston, Massachusetts.
                                             July 1999 to March 2001 -- Senior Associate,
                                             Charlesbank Capital Partners, Boston, Massachusetts.
                                             January 1999 to July 1999 -- Associate, Charlesbank
                                             Capital Partners, Boston, Massachusetts.
                                             July 1998 to January 1999 -- Analyst, Charlesbank
                                             Capital Partners, Boston, Massachusetts.
                                             July 1997 to July 1998 -- Analyst, Harvard Private
                                             Capital Group, Boston, Massachusetts.

James L. Hudson, Esq......................   October 2001 to Current -- General Counsel and Human
  Secretary                                  Resources Director, IntelliMark Holdings, Inc.
                                             June 2000 to October 2001 -- Vice President, General
                                             Counsel and Secretary, StaffMark Investment LLC,
                                             Fayetteville, Arkansas.
                                             January 2000 to June 2000 -- Associate General Counsel
                                             StaffMark, Inc. (nka Edgewater Technology, Inc.),
                                             Fayetteville, Arkansas.
                                             November 1998 to January 2000 -- Private Practice,
                                             Attorney/ Consultant, Fayetteville, Arkansas and
                                             Austin, Texas.
                                             November 1996 to November 1998 -- Counsel, ALLTEL
                                             Corporation, Little Rock, Arkansas.

Ronald J. McDaniel........................   November 2001 to Current -- CFO, IntelliMark, Inc.
  Treasurer                                  December 2000 to November 2001 -- EVP, Strategic
                                             Planning, BrandOne Group, New York, New York.
                                             April 2000 to December 2000 -- Consultant, Convergence
                                             Consulting LLC, New York, New York.
                                             August 1992 to March 2000 -- Global Director of
                                             Finance, PricewaterhouseCoopers L.L.P., New York, New
                                             York.

Othon I. Herrera..........................   December 2000 to Current -- President and COO,
  Vice President                             IntelliMark, Inc.
                                             January 2000 to November 2000 -- COO, IntelliMark, Inc.
                                             January 1999 to December 1999 -- Vice President of
                                             Southeastern Region, IntelliMark, Inc.
                                             April 1996 to December 1998 -- General Manager, ARC,
                                             Kansas City, Missouri and San Diego, California.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF INTELLIMARK. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of IntelliMark are indicated below. The business address of each such director and executive officer is IntelliMark, Inc., 2300 Cottondale Lane, Suite 250, Little Rock, Arkansas 72202. All individuals hold U.S. citizenship with the exception of Mr. French, who holds Canadian citizenship.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, POSITION WITH PARENT AND CITIZENSHIP     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Stephen R. Bova...........................   November 2000 to Current -- Chairman and CEO,
  Chairman, Chief Executive                  IntelliMark Holdings, Inc.
  Officer and President                      September 1999 to November 2000 -- President and COO,
                                             Edgewater Technology, Inc., Fayetteville, Arkansas.
                                             October 1998 to September 1999 -- Director,
                                             International Operations, Intelligroup, Inc., Edison,
                                             New Jersey.
                                             October 1996 to October 1998 -- President, Global
                                             Banking Division, Electronic Data Systems, New York,
                                             New York.

Kim G. Davis..............................   July 1998 to Current -- Managing Director, Charlesbank
  Director                                   Capital Partners, LLC, Boston, Massachusetts.
                                             March 1998 to July 1998 -- Managing Director, Harvard
                                             Private Capital Group, Boston, Massachusetts.
                                             November 1996 to March 1998 -- General Partner, Coral
                                             Reef Capital, LLC, New York, New York (a joint venture
                                             with Harvard Private Capital Group).

Lawrence E. Derito........................   1999 to Current -- Consultant and Private Investing,
  Director                                   Jupiter, Florida.
                                             November 1998 to July 1999 -- Consultant and advisor to
                                             Randstad, NA, Peabody, Massachusetts.
                                             May 1998 to October 1998 -- Vice Chairman and CEO of
                                             Strategix Solutions, Inc., Peabody, Massachusetts.
                                             May 1975 to May 1998 -- President and CEO of Office
                                             Specialists, Inc., Peabody, Massachusetts.

Michael R. Eisenson.......................   July 1998 to Current -- Managing Director and CEO,
  Director                                   Charlesbank Capital Partners, LLC, Boston,
                                             Massachusetts.
                                             April 1986 to July 1998 -- President, Harvard Private
                                             Capital Group, Boston, Massachusetts.

Bruce G. French...........................   2000 to Current -- Consultant, Toronto, Ontario.
  Director                                   Councillor and Budget Chief for the Township of the
                                             Archipelago.
                                             December 1998 to December 2000 -- President and CEO,
                                             LogicalOptions International, Toronto, Ontario.
                                             December 1997 to November 1998 -- President and CEO,
                                             Work International Corporation, Houston, Texas.
                                             March 1992 to November 1997 -- President and Managing
                                             Director, The Olsten International Corporation,
                                             Toronto, Ontario and Executive Vice President, The
                                             Olsten Corporation, Melville, New York.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, POSITION WITH PARENT AND CITIZENSHIP     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Brandon C. White..........................   March 2001 to Current -- Vice President, Charlesbank
  Director                                   Capital Partners, LLC, Boston, Massachusetts.
                                             July 1999 to March 2001 -- Senior Associate,
                                             Charlesbank Capital Partners, Boston, Massachusetts.
                                             January 1999 to July 1999 -- Associate, Charlesbank
                                             Capital Partners, Boston, Massachusetts.
                                             July 1998 to January 1999 -- Analyst, Charlesbank
                                             Capital Partners, Boston, Massachusetts.
                                             July 1997 to July 1998 -- Analyst, Harvard Private
                                             Capital Group, Boston, Massachusetts.

James L. Hudson, Esq......................   October 2001 to Current -- General Counsel and Human
  General Counsel, Secretary                 Resources Director, IntelliMark Holdings, Inc.
                                             June 2000 to October 2001 -- Vice President, General
                                             Counsel and Secretary, StaffMark Investment LLC,
                                             Fayetteville, Arkansas.
                                             January 2000 to June 2000 -- Associate General Counsel
                                             StaffMark, Inc. (nka Edgewater Technology, Inc.),
                                             Fayetteville, Arkansas.
                                             November 1998 to January 2000 -- Private Practice,
                                             Attorney/ Consultant, Fayetteville, Arkansas and
                                             Austin, Texas.
                                             November 1996 to November 1998 -- Counsel, ALLTEL
                                             Corporation, Little Rock, Arkansas.

Ronald J. McDaniel........................   November 2001 to Current -- CFO, IntelliMark, Inc.
  Chief Financial Officer, Treasurer         December 2000 to November 2001 -- EVP, Strategic
                                             Planning, BrandOne Group, New York, New York.
                                             April 2000 to December 2000 -- Consultant, Convergence
                                             Consulting LLC, New York, New York.
                                             August 1992 to March 2000 -- Global Director of
                                             Finance, PricewaterhouseCoopers L.L.P., New York, New
                                             York.

Richard T. Kalbfleish, Sr.................   October 2000 to Current -- Vice President, Finance and
  Controller, Assistant Secretary,           Administration, IntelliMark, Inc.
  Assistant Treasurer                        May 1997 to October 2000 -- Division Controller,
                                             IntelliMark, Inc., St. Louis, Missouri.

Othon I. Herrera..........................   December 2000 to Current -- President and COO,
  Executive Vice President                   IntelliMark, Inc.
                                             January 2000 to November 2000 -- COO, IntelliMark, Inc.
                                             January 1999 to December 1999 -- Vice President of
                                             Southeastern Region, IntelliMark, Inc.
                                             April 1996 to December 1998 -- General Manager, ARC,
                                             Kansas City, Missouri and San Diego, California.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, POSITION WITH PARENT AND CITIZENSHIP     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
John D. Willett...........................   November 2000 to Current -- President of the IT
  Executive Vice President                   Solutions Division of IntelliMark, Inc.
                                             January 1999 to November 2000 -- Executive Vice
                                             President, IT Solutions Group, IntelliMark, Inc.,
                                             Hurst, Texas.
                                             August 1997 to January 1999 -- General Manager,
                                             Dallas/Fort Worth Branch, IntelliMark, Inc., Hurst,
                                             Texas.
                                             April 1997 to August 1997 -- Minority Owner and Vice
                                             President of Sales and Marketing of Expert Business
                                             Systems, Inc., Hurst, Texas.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                                 JUNE 10, 2002
                                     AMONG
                              IM ACQUISITION, INC.
                                IM MERGER CORP.
                                      AND
                               TECHNISOURCE, INC.

                               TABLE OF CONTENTS

ARTICLE I.  The Offer and the Merger........................   A-4
  SECTION 1.01.  The Offer..................................   A-4
  SECTION 1.02.  The Merger.................................   A-6
  SECTION 1.03.  Closing....................................   A-6
  SECTION 1.04.  Effective Time.............................   A-7
  SECTION 1.05.  Effects....................................   A-7
  SECTION 1.06.  Articles of Incorporation and By-laws......   A-7
  SECTION 1.07.  Directors..................................   A-7
  SECTION 1.08.  Officers...................................   A-7
ARTICLE II.  Effect on the Capital Stock of the Constituent
  Corporations; Exchange of Certificates....................   A-7
  SECTION 2.01.  Effect on Capital Stock....................   A-7
  SECTION 2.02.  Exchange of Certificates...................   A-8
ARTICLE III.  Representations and warranties of the
  company...................................................   A-9
  SECTION 3.01.  Organization, Standing and Power...........   A-9
  SECTION 3.02.  Company Subsidiaries; Equity Interests.....  A-10
  SECTION 3.03.  Capital Structure..........................  A-10
  SECTION 3.04.  Authority; Execution and Delivery;
     Enforceability.........................................  A-11
  SECTION 3.05.  No Conflicts; Consents.....................  A-11
  SECTION 3.06.  SEC Documents; Undisclosed Liabilities.....  A-12
  SECTION 3.07.  Information Supplied.......................  A-12
  SECTION 3.08.  Absence of Certain Changes or Events.......  A-13
  SECTION 3.09.  Taxes......................................  A-14
  SECTION 3.10.  Employees..................................  A-15
  SECTION 3.11.  Employee Benefits..........................  A-15
  SECTION 3.12.  Absence of Changes in Benefit Plans........  A-17
  SECTION 3.13.  Litigation.................................  A-17
  SECTION 3.14.  Compliance with Applicable Laws............  A-17
  SECTION 3.15.  No Illegal Payments, Etc...................  A-17
  SECTION 3.16.  Contracts..................................  A-17
  SECTION 3.17.  Intellectual Property......................  A-18
  SECTION 3.18.  Brokers; Schedule of Fees and Expenses.....  A-19
  SECTION 3.19.  Opinion of Financial Advisor...............  A-19
ARTICLE IV.  Representations and Warranties of Parent and
  Sub.......................................................  A-20
  SECTION 4.01.  Organization, Standing and Power...........  A-20
  SECTION 4.02.  Sub........................................  A-20
  SECTION 4.03.  Authority; Execution and Delivery;
     Enforceability.........................................  A-20
  SECTION 4.04.  No Conflicts; Consents.....................  A-20
  SECTION 4.05.  Information Supplied.......................  A-21
  SECTION 4.06.  Brokers....................................  A-21
  SECTION 4.07.  Financial Ability to Perform...............  A-21

ARTICLE V.  Covenants Relating to Conduct of Business.......  A-21
  SECTION 5.01.  Conduct of Business........................  A-21
  SECTION 5.02.  No Solicitation............................  A-23
ARTICLE VI.  Additional Agreements..........................  A-25
  SECTION 6.01.  Preparation of Proxy Statement;
     Shareholders Meeting...................................  A-25
  SECTION 6.02.  Access to Information; Confidentiality.....  A-26
  SECTION 6.03.  Reasonable Efforts; Notification...........  A-26
  SECTION 6.04.  Stock Options..............................  A-27
  SECTION 6.05.  Benefit Plans..............................  A-27
  SECTION 6.06.  Indemnification by Parent..................  A-28
  SECTION 6.07.  Fees and Expenses..........................  A-29
  SECTION 6.08.  Public Announcements.......................  A-29
  SECTION 6.09.  Transfer Taxes.............................  A-29
  SECTION 6.10.  Directors..................................  A-29
  SECTION 6.11.  Shareholder Litigation.....................  A-29
ARTICLE VII.  Conditions Precedent..........................  A-30
  SECTION 7.01.  Conditions to Each Party's Obligation To
     Effect The Merger......................................  A-30
ARTICLE VIII.  Termination, Amendment and Waiver............  A-30
  SECTION 8.01.  Termination................................  A-30
  SECTION 8.02.  Effect of Termination......................  A-31
  SECTION 8.03.  Amendment..................................  A-32
  SECTION 8.04.  Extension; Waiver..........................  A-32
  SECTION 8.05.  Procedure for Termination, Amendment,
     Extension or Waiver....................................  A-32
ARTICLE IX.  General Provisions.............................  A-33
  SECTION 9.01.  Nonsurvival of Representations and
     Warranties.............................................  A-33
  SECTION 9.02.  Notices....................................  A-33
  SECTION 9.03.  Definitions................................  A-34
  SECTION 9.04.  Interpretation; Disclosure Letters.........  A-34
  SECTION 9.05.  Severability...............................  A-34
  SECTION 9.06.  Counterparts...............................  A-35
  SECTION 9.07.  Entire Agreement; No Third-Party
     Beneficiaries..........................................  A-35
  SECTION 9.08.  Governing Law..............................  A-35
  SECTION 9.09.  Assignment.................................  A-35
  SECTION 9.10.  Enforcement................................  A-35
  SECTION 9.11.  Consents...................................  A-35
Exhibit A  Conditions to the Offer
Exhibit B  Articles of Incorporation of the Company
Exhibit C   Form of Noncompetition and Nonsolicitation
  Agreement
Company Disclosure Schedule

     AGREEMENT AND PLAN OF MERGER dated as of June 10, 2002, among IM ACQUISITION, INC., a Delaware corporation ("Parent"), IM MERGER CORP., a Florida corporation ("Sub") and a wholly owned subsidiary of Parent, and TECHNISOURCE, INC., a Florida corporation (the "Company").

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") at a price per share of Company Common Stock of $4.00, net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub into the Company, or (at the election of Parent) the Company into Sub, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned directly by Parent or the Company shall be converted into the right to receive the highest per share cash consideration paid pursuant to the Offer;

     WHEREAS, the Board of Directors of the Company has unanimously determined that the consideration to be paid for each share of Company Common Stock in connection with the Offer and the Merger is fair to the holders of such shares and has resolved to recommend that the holders of such shares of Company Common Stock accept the Offer and approve this Agreement and each of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein;

     WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, the Company is entering into a Stock Option Agreement, dated as of the date hereof (the "Stock Option Agreement"), with Parent and Sub pursuant to which the Company is granting to Sub an option to purchase shares of Company Common Stock upon the terms and subject to the conditions set forth in the Stock Option Agreement; and

     WHEREAS, Parent, Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I.

                            THE OFFER AND THE MERGER

     SECTION 1.01.  The Offer.

     (a) Subject to the conditions of this Agreement, as promptly as practicable after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") to purchase for cash all of the shares of Company Common Stock at a price of $4.00 per share, net to seller in cash (such price, or such higher price as may be paid in the Offer, being referred to herein as the "Offer Price"). The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Rules 14d-1(g)(3) and 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the

Company, Sub shall not and Parent shall not permit Sub to (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) waive or change the Minimum Tender Condition (as defined in Exhibit A), (iv) modify in any manner adverse to the holders of Company Common Stock or add to the conditions set forth in Exhibit A, (v) except as provided in the next sentence, extend the Offer or (vi) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (A) extend the Offer for the shortest time periods which are necessary, but in no event more than an additional 60 days, in one or more periods of not more than five business days, if Parent and Sub are not in material breach of the Agreement and if any of the conditions to the Offer are not satisfied or waived and such conditions are reasonably capable of being satisfied, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (C) if at the scheduled or any extended expiration date of the Offer less than 80% of the Fully Diluted Shares (as defined in Exhibit A) have been validly tendered and not withdrawn in the Offer, extend the Offer for a period of not more than ten business days in the aggregate beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence. In addition, Sub may make available a "subsequent offering period" for up to 20 days in accordance with Rule 14d-11 of the Exchange Act. In the event that the Minimum Tender Condition has not been satisfied or waived at the scheduled expiration date of the Offer, Sub shall, and Parent shall cause Sub to, extend the expiration date of the Offer in such increments as Sub may determine until the earliest to occur of (w) the satisfaction or waiver of such condition, (x) Parent reasonably determines that such condition to the Offer is not capable of being satisfied on or prior to the Outside Date (as defined in Section 8.01(b)(i)), (y) the termination of this Agreement in accordance with its terms and (z) the Outside Date. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

     (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Sub shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the shareholders of the Company. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent or Sub to such comments.

     (c) Upon the acceptance for payment by Sub of any shares of Company Common Stock tendered pursuant to the Offer, Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer. Subject to Section 5.02(b), the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions").

     (d) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, including an information statement (such
Schedule 14D-9, as amended and supplemented from time to time, the

"Schedule 14D-9"), describing the recommendations referred to in Section 3.04(b), or any permitted withdrawal or modification in accordance with Section 5.02(b), and shall mail the Schedule 14D-9 (including the information statement) to the holders of Company Common Stock. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     (e) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub as promptly as is reasonably practicable with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information as Sub may reasonably request in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable Law (as defined in Section 3.05), and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Sub shall hold in confidence pursuant to the Confidentiality Agreement (as defined in Section 6.02) the information contained in any such labels, listings and files, shall use such information only for the purpose of communicating the Offer and disseminating any other documents necessary to consummate the Offer, the Merger and the other Transactions and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession or control or the control of their agents or representatives.

     SECTION 1.02. The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (the "BCA"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.04). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Company and Sub, and the Surviving Corporation shall by operation of law become liable for all of the debts, liabilities and duties of the Company and Sub. The name of the Surviving Corporation shall be Technisource, Inc. and the purpose thereof shall be as set forth in the Amended and Restated Articles of Incorporation of the Surviving Corporation. Notwithstanding the foregoing, Parent may elect at any time prior to the Merger, instead of merging Sub into the Company as provided above, to merge the Company with and into Sub; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties or covenants set forth in this Agreement solely by reason of such election. In such event, the parties shall execute an appropriate amendment to this Agreement to reflect the foregoing. At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     SECTION 1.03. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Ropes & Gray, One International Place, Boston, Massachusetts at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

     SECTION 1.04. Effective Time. Prior to the Closing, Parent shall prepare and give the Company and its counsel the opportunity to review, and on the Closing Date or as soon as practicable thereafter Parent shall file with the Secretary of State of the State of Florida, articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the BCA and shall make all other filings or recordings required under the BCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 1.05.  Effects.  The Merger shall have the effects set forth in
Section 607.1106 of the BCA.

     SECTION 1.06.  Articles of Incorporation and By-laws.

     (a) The Articles of Incorporation of the Company shall be amended and restated at the Effective Time to read in the form of Exhibit B, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

     (b) Subject to Section 6.06, the By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

     Section 1.07. Directors. At the Closing, Parent shall designate the directors of the Surviving Corporation and such directors shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.08. Officers. At the Closing, Parent shall designate the officers of the Surviving Corporation and such officers shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                  ARTICLE II.

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

     (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become a number of fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock") equal to (i) the number of shares of Company Common Stock outstanding immediately prior to Effective Time (excluding any shares of Company Common Stock that are owned by any subsidiary of the Company or Parent other than Sub) divided by (ii) 1,000; provided, however, that if the aggregate number of shares of Surviving Corporation Common Stock into which the capital stock of Sub is to be converted pursuant to this Section 2.01(a) is not a whole number, such number shall be rounded up to the next higher whole number.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned directly by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor. Each share of Company Common Stock that is owned by any subsidiary of the Company or Parent (other than Sub) shall automatically be converted into one fully paid and nonassessable share of Surviving Corporation Common Stock.

     (c)  Conversion of Company Common Stock.

     (i) Subject to Sections 2.01(b) and 2.01(d), each issued share of Company Common Stock shall be converted into the right to receive in cash the Offer Price, without interest.

     (ii) The cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

     SECTION 2.02.  Exchange of Certificates.

     (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company in the United States, reasonably acceptable to the Company, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund"). If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 2.02(a), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be jointly and severally liable for payment thereof. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in no event more than 10 days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as defined in Section 3.09(j)) required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. If any holder of shares of Company Common Stock shall be unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

     (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this
Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

     (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

     (g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.11), or under any provision of state, local or foreign tax Law.

     (h) Charges and Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for shares of Company Common Stock.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     SECTION 3.01.  Organization, Standing and Power.

     (a) Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals, and has made all filings, registrations and declarations, in each case whether domestic or foreign, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted in each case other than such franchises, licenses, permits, authorizations, approvals, filings, registrations and declarations the lack of which, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined in Section 9.03).

     (b) The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary except where the failure to so qualify has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

     SECTION 3.02.  Company Subsidiaries; Equity Interests.

     (a) Section 3.02 of the Company Disclosure Schedule lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each "significant subsidiary" (as defined in Regulation S-X of the Federal securities laws) ("Significant Subsidiary") of the Company have been validly issued and are fully paid and nonassessable and, except as set forth in
Section 3.02 of the Company Disclosure Schedule, are owned by the Company, by another Significant Subsidiary of the Company or by the Company and another Significant Subsidiary of the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

     (b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in Section 3.02 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

     SECTION 3.03. Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of (the "Company Capital Stock"). At the close of business on June 10, 2002, (i) 10,385,000 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, and (iii) 1,672,157 shares of Company Common Stock were subject to outstanding Company Stock Options (as defined in Section 6.04) and 606,943 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined in Section 6.04). Except as set forth above, at the close of business on June 10, 2002, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCA, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

     SECTION 3.04.  Authority; Execution and Delivery; Enforceability.

     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Shareholder Approval (as defined below) with respect to the Merger if required by Law, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation (subject to the Company Shareholder Approval with respect to the Merger if required by Law), enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (b) The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its shareholders, (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (iv) recommending that the Company's shareholders approve this Agreement. Such resolutions are sufficient to render inapplicable to Parent and Sub and this Agreement, the Offer, the Merger and the other Transactions the provisions of
Section 607.0901 and 607.0902 of the BCA. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Offer, the Merger or any other Transaction. The Company has been advised by each of its directors and executive officers that, as of the date of this Agreement, each such person intends to tender all shares of Company Common Stock owned by such person pursuant to the Offer, except to the extent of any restrictions created by
Section 16(b) of the Exchange Act.

     (c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of a majority of the outstanding Company Common Stock (the "Company Shareholder Approval"). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate the Offer or any Transaction other than the Merger.

     SECTION 3.05.  No Conflicts; Consents.

     (a) Except as set forth in Section 3.05 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary,
(ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree, domestic or foreign ("Judgment"), or statute, law (including common law), legislation, interpretation, ordinance, rule or regulation, domestic or foreign ("Law"), applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) if required, compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (A) the Schedule 14D-9,
(B) if required, a proxy or information statement relating to the approval of this Agreement by the Company's shareholders (the "Proxy Statement"), (C) any information statement (the "Information Statement") required under Rule 14f-1 in connection with the Offer and (D) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Florida and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in Section 6.09, (v) compliance with and filings under any foreign jurisdictions, in each case if and to the extent required, and (vi) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.06. SEC Documents; Undisclosed Liabilities. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since June 23, 1998 (the "Company SEC Documents"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (filed with the SEC on April 1, 2002) (the "2001 Form 10-K"), its definitive Proxy Statement with respect to its 2001 Annual Meeting of the Company's shareholders (filed with the SEC on April 30, 2001), and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (filed with the SEC on May 15, 2002) (collectively, the "2002 SEC Documents") taken together do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of the dates of their respective filing, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Company SEC Documents (as defined in Section 3.08), neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations incurred in the ordinary course of business consistent with prior practice since the date of the most recent financial statements included in the Filed Company SEC Documents.

     SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

     SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in Section 3.08 of the Company Disclosure Schedule, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

     (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

     (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

     (iii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

     (iv) (A) any granting by the Company or any Company Subsidiary to any current or former director, officer or employee of the Company or any Company Subsidiary of any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or, with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with prior practice and except for Company Stock Options that are reflected as outstanding in clause (iii) of
Section 3.03, (B) any granting by the Company or any Company Subsidiary to any such director, officer or employee of any material increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee, except for such agreements or amendments with employees (other than directors, officers or key employees) that are entered into in the ordinary course of business consistent with prior practice;

     (v) any termination of employment or departure of any executive officer or other key employee of the Company or any Company Subsidiary;

     (vi) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

     (vii) any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; or

     (viii) any notification, or to the knowledge of the Company, any threat, orally or in writing, that one or more material distributors, customers or suppliers have terminated or intend to terminate or are considering terminating their respective business relationships or have modified or intend to modify such relationships with the Company and the Company Subsidiaries in a manner which is less favorable to the Company or the Company Subsidiaries or have agreed not to or will not agree to do business on such terms and subject to conditions at least as favorable as the terms and conditions provided to the Company or the Company Subsidiaries on the date of the most recent audited financial statements included in the Filed Company SEC Documents and the Company has no knowledge of any facts which would form the basis for such termination or modification.

     SECTION 3.09. Taxes. Except as disclosed in Section 3.09 of the Company Disclosure Schedule:

     (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes due and owing by the Company and each of the Company Subsidiaries have been timely paid, except to the extent that any failure to pay, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

     (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements (in addition to any reserve for deferred Taxes established to reflect timing differences between book and tax income). No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or waiver, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

     (c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of the Company Subsidiaries. All material assessments for Taxes due with respect to completed and settled audits or proceedings or any concluded litigation have been fully paid.

     (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes.

     (e) No claim has been made by any authority in a jurisdiction within which the Company or any Company Subsidiary does not file Tax Returns that it is, or may be, subject to taxation by that jurisdiction.

     (f) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Offer or the Merger.

     (g) The Company has delivered to Parent correct and complete copies of all federal, state and local income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries for the last three taxable years.

     (h) Neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code sec.280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law).

     (i) Neither the Company nor any of the Company Subsidiaries (A) has been a member of any "affiliated group" within the meaning of Code sec.1504(a) (or any similar provision of state, local or foreign law) (an "Affiliated Group") filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than any of the Company and the Company Subsidiaries) under Reg. sec.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (j)  For purposes of this Agreement:

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

     "Tax Return" means any Federal, state, local, provincial or foreign Tax return, declaration, statement, report, schedule, form attachment or information return relating to Taxes and any amendment thereof.

     SECTION 3.10. Employees. To the knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company or the Company Subsidiaries. The Company and the Company Subsidiaries have not experienced any labor disputes or work stoppage due to labor disagreements. The Company and the Company Subsidiaries are in compliance with all applicable laws respecting employment and employment practices and terms and conditions of employment. The Company and the Company Subsidiaries have properly classified individuals as being or not being employees of the Company or the Company Subsidiaries in accordance with applicable law. The Company and the Company Subsidiaries are not nor have ever been party to any collective bargaining agreements and none of the Company or any of the Company Subsidiaries has been the subject of any organizational activity.

     SECTION 3.11.  Employee Benefits.

     (a) Section 3.11 of the Company Disclosure Schedule lists each Employee Benefit Plan that any of the Company and the Company Subsidiaries maintains or to which any of the Company and the Company Subsidiaries contributes or has an obligation to contribute relating to current or former employees, officers or directors (or their beneficiaries) of the Company and the Company Subsidiaries (each a "Company Plan"). "Employee Benefit Plan" means any (a) deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan or fringe benefit plan or program or (c) profit sharing, stock option, stock purchase, equity, stock appreciation, bonus, incentive deferred compensation, severance plan or other benefit plan. "Employee Pension Benefit Plan" has the meaning set forth in ERISA sec. 3(2). "Employer Welfare Benefit Plan" has the meaning set forth in ERISA 3(1). "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (i) Each Company Plan (and each related trust, custodial account insurance contract, or fund) complies in material form and operation with its terms, the applicable requirements of ERISA, the Code, and other applicable laws. "Code" means the Internal Revenue Code of 1986, as amended.

          (ii) All required returns, reports and descriptions (including without limitation Form 5500 Annual Returns/Reports, "top hat" plan notices, Summary Annual Reports, PBGC-l's, and Summary Plan Descriptions) have been filed or distributed appropriately and in a timely fashion in accordance with applicable law with respect to each Company Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code sec. 4980B have been met with respect to each Company Plan which is an Employee Welfare Benefit Plan subject to such Part.

          (iii) All contributions (including without limitation all employer contributions and employee salary reduction contributions) which are (or previously have been) due have been paid in a timely fashion in accordance with applicable law to each Company Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments which are due for all periods ending on or before the Closing Date have been paid in a timely fashion with respect to each Company Plan which is an Employee Welfare Benefit Plan.

          (iv) Each Company Plan which is an Employee Pension Benefit Plan intended to be qualified under Code sec. 401(a) is so qualified.

          (v) With respect to each Company Plan, to the extent applicable or to the extent the Company has been required to prepare or maintain such documents by applicable law, the Company has delivered to Parent and Sub correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Return/Report, any communication with the Internal Revenue Service or the Department of Labor regarding the compliance or non-compliance of any Company Plan with applicable law, and all related trust agreements, insurance contracts, and other funding agreements which implement such Employee Benefit Plan.

     (b) Except as set forth in Section 3.11 of the Company Disclosure Schedule, with respect to each Employee Benefit Plan that any of the Company, the Company Subsidiaries and the Controlled Group of Corporations (as defined in Code sec. 1563) which includes the Company and the Company Subsidiaries maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

          (i) The Employee Benefit Plan is not, nor has ever been, subject to Title IV of ERISA or Code sec. 412.

          (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. Neither the Company nor any Company Subsidiary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. "Prohibited Transaction" has the meaning set forth in ERISA sec. 406 or Code sec. 4975. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened. None of the Sellers or the Company has any knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

     (c) None of the Company and the Company Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code sec. 4980B).

     (d) No promise or commitment to amend or improve any Employee Benefit Plan for the benefit of current or former directors, officers, or employees of the Company or the Company Subsidiaries which is not reflected in the documentation provided to Parent and Sub has been made.

     (e) The transactions contemplated by this Agreement shall not alone or upon the occurrence of any additional or subsequent event, result in (i) any payment, of severance or otherwise, or acceleration, vesting or increase in benefits under any Employee Benefit Plan for the benefit of any current or former director, officer, or employee of the Company or any of the Company Subsidiaries, or (ii) any payment or benefit under any Company Plan failing to be deductible by reason of Code sec. 280G.

     (f) Without limitation of the foregoing, to the extent a Company Plan which is or has been subject to non-discrimination testing requirements under the Code, ERISA or other applicable law, fails or has failed to satisfy such requirements as of or before the Effective Time, the Company has taken in a timely fashion (as determined by applicable law) the necessary corrective action (which may include, without limitation, qualified nonelective contributions or corrective distributions) so that the Company Plan successfully passed and passes the applicable non-discrimination tests in accordance with applicable law.

     SECTION 3.12. Absence of Changes in Benefit Plans. Except as disclosed in the Filed Company SEC Documents or in Section 3.12 of the Company Disclosure Schedule, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any Employee Benefit Plan of the Company and the Company Subsidiaries. Except as disclosed in the Filed Company SEC Documents or in Section 3.12 of the Company Disclosure Schedule, as of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy.

     SECTION 3.13. Litigation. Except as disclosed in the Filed Company SEC Documents or in Section 3.13 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and, as of the date of this Agreement, the Company is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.14. Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents or in Section 3.14 of the Company Disclosure Schedule, the Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents or in Section 3.14 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law.

     SECTION 3.15. No Illegal Payments, Etc. None of the Company or its Subsidiaries, nor any of their directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject any of the Company and its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or might have, individually or in the aggregate, a Company Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

     SECTION 3.16. Contracts. Section 3.16 of the Company Disclosure Schedule lists the following contracts and other agreements to which any of the Company and the Company Subsidiaries is a party:

     (a) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $50,000 in any one year;

     (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year and which in each case provides for aggregate payments of more than $50,000 in any one year;

     (c)  any agreement concerning a partnership or joint venture;

     (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness or under which it has imposed a Lien on any of its assets, tangible or intangible;

     (e) any agreement concerning confidentiality or noncompetition, other than standard form non-disclosure agreements with the Company's customers, consultants or employees;

     (f) any agreement relating to the Company and the Company Subsidiaries, their assets, liabilities and business, or relating to shares of the Company Common Stock between or among the Company, any of the Company Subsidiaries and any of their affiliates;

     (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

     (h)  any collective bargaining agreement;

     (i) any agreement providing for the employment or consultancy with any individual on a full-time, part-time, consulting or other basis or providing severance or retirement benefits (other than billable consulting agreements entered into in the ordinary course of business);

     (j) any agreement under which it has advanced or loaned any amount to any of its shareholders, affiliates, directors, officers, or employees other than in the ordinary course of business;

     (k) any agreement under which the consequences of a default or termination could have a Company Material Adverse Effect; or

     (l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000.

The Company has delivered to Parent and Sub a copy of each written agreement listed in Section 3.16 of the Company Disclosure Schedule that is correct and complete in all material respects and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3.15 of the Company Disclosure Schedule. Except as disclosed in Section 3.15 of the Company Disclosure Schedule, with respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect in all material respects on identical terms following the consummation of the transactions contemplated hereby; (iii) to the knowledge of the Company, no party is in breach or default, and to the knowledge of the Company, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any material provision of the agreement.

     SECTION 3.17.  Intellectual Property.

     (a) The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole and the consummation of the Transactions will not conflict with, alter or impair any such Intellectual Property Rights. Section 3.17 of the Company Disclosure Schedule sets forth a description of all of the following with respect to the Company and the Company Subsidiaries: material patents, material patent rights (including patent applications and licenses), material inventions that have been identified as active patent matters but for which applications have not yet been filed, registrations and licenses of trademarks, trade names, service marks and copyrights, and the geographical territories in which the foregoing are applicable. Except as set forth in Section 3.17 of the Company Disclosure Schedule, no claims are pending or, to the knowledge of the Company, threatened that (i) the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right or (ii) assert that any Intellectual Property Rights owned by the Company or any Company Subsidiary ("Owned Intellectual Property Rights") are invalid or unenforceable. To the knowledge of the Company, except as set forth in the Filed Company SEC Documents or Section 3.17 of the Company Disclosure Schedule, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Owned Intellectual Property Right.

     (b) The Company has timely paid, or caused to be timely paid, all maintenance, renewal and other similar fees, and has timely met any applicable working requirements with respect to all Owned Intellectual Property Rights listed in Section 3.17 of the Company Disclosure Schedule or material to the Company and the Company Subsidiaries taken as a whole, except as set forth in
Section 3.17 of the Company Disclosure Schedule. With respect to Intellectual Property Rights other than Owned Intellectual Property Rights ("Licensed Intellectual Property Rights") that are listed in Section 3.17 of the Company Disclosure Schedule or material to the Company and the Company Subsidiaries taken as a whole, the Company is in compliance in all material respects with any applicable license or similar agreement.

     (c) All Owned Intellectual Property Rights listed in Section 3.17 of the Company Disclosure Schedule or material to the Company and its Subsidiaries taken as a whole, are free and clear of any Liens (other than Liens that are not material in amount or that would not reasonably be expected to materially interfere with such Intellectual Property Rights) and may be freely transferred, assigned, licensed or sublicensed except as set forth in Section 3.17 of the Company Disclosure Schedule. The Company's licenses with respect to all Licensed Intellectual Property Rights that are listed in Section 3.17 of the Company Disclosure Schedule or material to the Company and the Company Subsidiaries taken as a whole are free and clear of any Liens (other than Liens that are not material in amount or that would not reasonably be expected to materially interfere with such Licensed Intellectual Property Rights).

     (d) The Company is not, and to the knowledge of the Company, no other party is, in breach or default under the Settlement Agreement between the Company and Source Services Corporation.

     SECTION 3.18. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Raymond James & Associates, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with the Offer, the Merger and the other Transactions (including the fees of Raymond James and the fees of the Company's legal counsel) are set forth in Section 3.18 of the Company Disclosure Schedule.

     SECTION 3.19. Opinion of Financial Advisor. The Company has received the opinion of Raymond James, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view and a copy of the signed opinion has been provided to Parent.

                                  ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

     SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals in each case whether domestic or foreign necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or a material adverse effect on the ability of Parent or Sub to consummate the Offer, the Merger and the other Transactions (a "Parent Material Adverse Effect").

     SECTION 4.02.  Sub.

     (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub was incorporated solely for the purpose of consummating the Transactions.

     (b) The authorized capital stock of Sub consists of 3,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

     SECTION 4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole shareholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     SECTION 4.04.  No Conflicts; Consents.

     (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter, by-laws or other organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

     (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) if required, compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Florida, (iv) such filings as may be required in connection with the Taxes described in Section 6.09, (v) compliance with and filings under the laws of certain foreign jurisdictions, in each case if and to the extent required, and (v) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in
(i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

     SECTION 4.06. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

     SECTION 4.07. Financial Ability to Perform. Parent has received and provided the Company with a true and complete copy of the executed Commitment Letter (the "Commitment Letter") from Fleet Bank, N.A. Subject to the receipt of the financing contemplated by the Commitment Letter, Parent and Sub will have as of the date of Closing cash funds sufficient as and when needed to pay all cash payments for shares of Company Common Stock and options in the Offer and the Merger and to pay all related fees and expenses.

                                   ARTICLE V.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.01.  Conduct of Business.

     (a)  Conduct of Business by the Company.  Except for matters set forth in
Section 5.01 of the Company Disclosure Schedule, expressly agreed to in writing by Parent or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earliest to occur of (i) the date of the termination of this Agreement, (ii) the date directors designated by Parent or Sub have been elected to and shall constitute a majority of the Company Board (the "Control Date") or (iii) the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and each of the Company Subsidiaries in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Schedule, expressly agreed to in writing by Parent or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earliest to occur of the date of the termination of this Agreement, the Control Date or the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

          (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, except for purchases of inventory in the ordinary course of business consistent with past practice;

          (v) (A) grant to any current or former director, officer or employee of the Company or any Company Subsidiary any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or, with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with prior practice, (B) grant to any current or former employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

          (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

          (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any material properties or assets, except (A) sales of obsolete assets in the ordinary course of business consistent with past practice, and (B) sales of inventory in the ordinary course of business consistent with prior practice;

          (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings from persons that are not directors, officers or employees of the Company or any Company Subsidiary incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company or loans, investments and advances in connection with the sale of the products of the Company and the Company Subsidiaries in the ordinary course of business consistent with prior practice to persons that are not directors, Shareholders, officers or employees of the Company or any Company Subsidiary, not to exceed $10,000 individually or $100,000 in the aggregate;

          (ix) make or agree to make any new capital expenditure or expenditures that are in excess of $50,000 in the aggregate;

          (x) make or change any material Tax election or settle or compromise any material Tax liability or refund, except for liabilities not in excess of $10,000 individually or $100,000 in the aggregate;

          (xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $5,000 individually or $50,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any indebtedness in excess of $5,000 individually or $50,000 in the aggregate or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

          (xii) enter into, renew, extend, amend, modify, waive any material provision of, or terminate any lease or similar commitment, in each case providing for payments in excess of $10,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company without penalty);

          (xiii) make any intercompany advances or increase in any management personnel or more than five non-management personnel with respect to the Company's India operations; or

          (xiv) authorize, or commit or agree to take, any of the foregoing actions.

     (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Offer set forth in Exhibit A, or any condition to the Merger set forth in Article VII, not being satisfied; provided, however, that the obligations set forth in this Section 5.01(b) shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 5.02(b).

     (c) Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 5.02.  No Solicitation.

     (a) Neither the Company nor any of the Company Subsidiaries or affiliates shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company, each of the Company Subsidiaries, each affiliate of the Company, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than Parent, any of its affiliates or representatives) concerning any Company Takeover Proposal (defined below in Section 5.02(c)), except that nothing contained in this Section 5.02 or any other provision hereof shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company shareholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 5.02(b), withdraw or modify, or propose to withdraw or modify, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer or the Merger or its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Company Takeover Proposal, or enter into any agreement with respect to any Company Takeover Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of shares of Company Common Stock for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning a Company Takeover Proposal if:

          (i) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company Board relating to any such transaction which the Company Board determines in good faith, represents a superior transaction to the transactions contemplated hereby and which is not subject to the receipt of any necessary financing; and

          (ii) in the opinion of the Company Board such action is required to discharge the Company Board's fiduciary duties under applicable law, determined only after receipt of

             (x) advice from the Company's investment banking firm that the Company Takeover Proposal is superior, from a financial point of view, to the Offer and the Merger (which advice may include analysis of the enterprise value if the Company Board has been advised by independent legal counsel that its fiduciary duties requires them to do so), and

             (y) advice from independent legal counsel to the Company that the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board to violate its fiduciary duties under applicable law.

The Company will promptly, but in any event within one business day, notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company will promptly, but in any event within one business day, communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will immediately provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

     (b) Except as set forth below in this subsection (b), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval, determination or recommendation by the Company Board or any such committee of this Agreement, the Offer or the Merger, (ii) approve, determine to be advisable or recommend or propose to approve, determine to be advisable or recommend, any Company Takeover Proposal or (iii) enter into any agreement with respect to any Company Takeover Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of the shares of Company Common Stock pursuant to the Offer, the Company Board may withdraw or modify its approval, determination or recommendation of the Offer, this Agreement or the Merger, approve, determine to be advisable or recommend a Superior Company Proposal (as defined in Section 5.02(c)), or enter into an agreement with respect to a Superior Company Proposal, in each case at any time after the fifth business day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Company Proposal with respect to which it intends to take any actions referred to herein, specifying the material terms and conditions of such Superior Company Proposal and identifying the person making such Superior Company Proposal, but only if prior to such action the Company shall have caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms. In no event will the Company be required to negotiate with Parent for more than one such five day period.

     (c) As used herein, "Company Takeover Proposal" shall mean any proposal or offer to acquire all or a substantial part of the business or properties of the Company and the Company Subsidiaries taken as a whole or 10% or more of any capital stock of the Company or any of the Company Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company. "Superior Company Proposal" shall mean a Company Takeover Proposal which (i) satisfies both subsection (i) and subsection (ii) of
Section 5.02(a) and (ii) is reasonably capable of being completed, taking into account all financial, legal and other aspects of such proposal.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     SECTION 6.01.  Preparation of Proxy Statement; Shareholders Meeting.

     (a) Except as otherwise provided in Section 6.01(b), the Company shall, as soon as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Sub shall use their best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its best efforts to cause the Proxy Statement in definitive form to be mailed to the Company's shareholders as promptly as practicable after filing with the SEC.

     (b) The Company shall, as soon as practicable following the acceptance for payment and purchase of the shares of Common Stock by Sub pursuant to the Offer and, if later, the expiration of any subsequent offer period under Section 1.01(a), duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of seeking the Company Shareholder Approval. Subject to Section 5.02(b), the Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this
Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 80% of the outstanding shares of each series of Company Capital Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a shareholders meeting in accordance with Section 607.1104 of the BCA.

     (c) Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Sub or any other subsidiary of Parent to be voted in favor of the approval of this Agreement.

     SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold the documents and information described in the Company Disclosure Schedule to the extent required to comply with the terms of a confidentiality agreement with a third party in effect on the date of this Agreement; provided further, that the Company shall use all reasonable efforts to obtain, as promptly as practicable, any consent from such third party required to permit the Company to furnish such documents and information to Parent.

     SECTION 6.03.  Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 5.02(b). In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. As promptly as practicable after the consummation of the Offer, the Company shall use all reasonable efforts to notify Parent of any actions or nonactions of, waivers, consents and approvals from, and registrations and filings with, Governmental Entities, and any consents, approvals or waivers from third parties, that would be required in connection with the consummation of the Merger in the event that Parent elects pursuant to Section 1.02 to merge the Company with and into Sub instead of merging Sub into the Company.

     (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 6.04.  Stock Options.

     (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding vested Company Stock Options and all outstanding vested Company SARs heretofore granted under any Company Stock Plan to provide that each such vested Company Stock Option (and any Company SAR related thereto) outstanding immediately prior to the first acceptance for payment of shares of Company Common Stock pursuant to the Offer shall be canceled in exchange for a cash payment by the Company as soon as practicable following the first acceptance for payment of shares of Company Common Stock pursuant to the Offer of an amount equal to (i) the excess, if any, of (x) the highest price per share of Company Common Stock to be paid pursuant to the Offer over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised. The Company will be responsible for any required reporting to Federal, state or local tax authorities.

     (b) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes or proof of eligibility of exemption therefrom and shall be paid without interest by the Company as soon as practicable following the first acceptance for payment of shares of Company Common Stock pursuant to the Offer. The Company shall use its best efforts to obtain all consents of the holders of Company Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Company Stock Option until all necessary consents with respect to such Company Stock Option are obtained.

     (c) The Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option or Company SAR or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

     (d)  In this Agreement:

     "Company Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plan.

     "Company SAR" means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Stock Plan.

     "Company Stock Plans" means the Technisource Long-Term Incentive Plan and all agreements under which there are outstanding options to purchase Company Common Stock granted to employees, consultants or any other person.

     SECTION 6.05.  Benefit Plans.

     (a) From and after the Control Date and from and after the Effective Time, Parent shall cause the Company or the Surviving Corporation, as applicable, to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company's employment, severance and termination agreements, plans and policies disclosed in the Company Disclosure Schedule, including any change in control provisions contained therein.

     (b) With respect to any "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any severance plan), for all purposes, including determining eligibility to participate and vesting, service with the Company or any Company Subsidiary shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

     SECTION 6.06.  Indemnification by Parent.

     (a) Parent shall, to the fullest extent permitted by Law, cause the Company (from and after the Control Date) and the Surviving Corporation (from and after the Effective Time) to honor all the Company's obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and the Company subsidiaries against all losses, claims, damages or liabilities (including reasonable attorneys' fees) arising out of acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, the BCA, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws, the BCA and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. In the event a current or former director or officer of the Company or any of the Company subsidiaries is entitled to indemnification under this Section 6.06(a), such director or officer shall be entitled to reimbursement from the Company (from and after the Control Date) or the Surviving Corporation (from and after the Effective Time) for reasonable attorney fees and expenses incurred by such director or officer in pursuing such indemnification, including payment of such fees and expenses by the Surviving Corporation or the Company, as applicable, in advance of the final disposition of such action upon receipt of an undertaking by such current or former director or officer to repay such payment if it shall be adjudicated that such current or former director or officer was not entitled to such payment.

     (b) From and after the Control Date and for a period of six years after the Effective Time, Parent shall cause to be maintained in effect, at no cost to the insureds thereunder, a "tail policy" based on the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events, errors or omissions which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (such 150% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $118,500.

     (c) The Company will maintain, through the Effective Time, the Company's existing directors' and officers' insurance in full force and effect without reduction of coverage.

     (d) The By-Laws of the Surviving Corporation shall contain the provisions that are set forth, as of the date of this Agreement, in Article VI of the By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or other agents of the Company (and during such period the Articles of Organization of the Company shall not be amended, repealed or otherwise modified in any manner that would have the effect of so amending, repealing or otherwise modifying such provisions of the By-Laws).

     (e) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the obligations of the Surviving Corporation set forth in this Section 6.06, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume, as a matter of law or otherwise, the obligations set forth in this Section 6.06.

     (f) Parent guarantees that if for any reason the Company or the Surviving Corporation, as the case may be, shall not meet its obligations pursuant to this
Section 6.06, it shall meet such obligations in full when and as such obligations arise.

     SECTION 6.07. Fees and Expenses. All fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     SECTION 6.08. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including foreign regulations relating to competition), court process or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Transactions shall be paid by the party upon whom the primary burden for payment is placed by the applicable law. Each party shall cooperate with the other in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes and shall use reasonable efforts to avail itself of any available exemptions from such Transfer Taxes, and shall cooperate in providing any information and documentation that may be necessary to obtain such exemptions.

     SECTION 6.10. Directors. Promptly upon the first acceptance for payment of, and payment by Sub for, any shares of Company Common Stock pursuant to the Offer, Sub shall be entitled to designate four directors to the Company Board. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company shall promptly obtain the resignation of each of its current directors (with the exception of C. Shelton James).

     SECTION 6.11. Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to any Transaction; provided, however, that Parent shall have the right to prevent the Company from entering into any such settlement without Parent's consent if Parent agrees to indemnify the Company and each director of the Company for the amount of its, his or her liability, if any, arising from the underlying claim, net of any insurance proceeds received by such person, that is in excess of the amount for which such person would have been liable under such settlement.

     SECTION 6.12. Consent to Transactions. At the request of Parent, the Company will use its best efforts to obtain promptly the written consent of the lessors to the execution and delivery by the Company of this Agreement, the consummation of the Offer and Merger and the other Transactions and the compliance by the Company with the terms hereof with respect to the real property leases listed on Section 3.5(a) of the Company Disclosure Schedule.

     SECTION 6.13. Affiliate Loans. The Company shall use its best efforts to collect, prior to or as of Closing, any and all outstanding amounts owed to the Company under the loans listed in Section 3.16(j) of the Company Disclosure Schedule.

                                  ARTICLE VII.

                              CONDITIONS PRECEDENT

     SECTION 7.01.  Conditions to Each Party's Obligation To Effect The
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval, if required.

     (b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any other foreign antitrust Law the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

     (c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or the other Transactions shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

     (d) Acceptance of Shares Pursuant to the Offer. Sub shall have accepted shares of Company Common Stock for payment pursuant to the Offer; provided, that the obligation of a party to effect the Merger shall not be conditioned on the fulfillment of the condition set forth in this clause (d) if the failure of Sub to accept shares of Company Common Stock for payment pursuant to the Offer shall have constituted or resulted from a material breach of the Offer or this Agreement by such party.

                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Shareholder Approval:

     (a)  by mutual written consent of Parent, Sub and the Company;

     (b)  by either Parent or the Company:

          (i) if the Offer is not consummated on or before September 30, 2002, or in the event the Parent and Sub notify the Company not later than five days prior to such date that they in good faith have determined that additional time is required to consummate the Offer, October 31, 2002 (the "Outside Date"), unless the failure to consummate the Offer by the Outside Date is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

          (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (iii) if as the result of the failure of any of the conditions set forth in Exhibit A to this Agreement, the Offer shall have terminated or expired in accordance with its terms without Sub having accepted shares of Company Common Stock for payment pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a willful material breach of any representation or warranty under this Agreement by such party; or

          (iv) if, upon a vote at a duly held meeting to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained; provided, that Parent may not terminate this Agreement under this Section 8.01(b)(iv) if the Company Common Stock owned by Sub, Parent or any other subsidiary of Parent shall not have been voted in favor of obtaining the Company Shareholder Approval;

     (c) by Parent prior to the acceptance for payment and payment for the shares of Company Common Stock in the Offer, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement (other than a breach or failure to perform for which Parent has the right to terminate this Agreement pursuant to Section 8.01(d)(ii)), which breach or failure to perform (i) would give rise to the failure of a condition set forth in Exhibit A, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

     (d) by Parent prior to the acceptance for payment and payment for the shares of Company Common Stock in the Offer:

          (i) if the Company Board or any committee thereof withdraws or modifies in a manner adverse to Parent or Sub, or publicly proposes to withdraw or modify in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement, the Offer or the Merger, fails to recommend to the Company's shareholders that they accept the Offer and give the Company Shareholder Approval or publicly approves or recommends, or publicly proposes to approve or recommend, any Company Takeover Proposal; or

          (ii) if the Company or any of its officers, directors, employees, representatives, affiliates or agents takes any of the actions that would be proscribed by Section 5.02 but for the exceptions therein allowing certain actions to be taken in the case of circumstances satisfying both subsection (i) and subsection (ii) of Section 5.02(a); or

     (e) by the Company prior to the acceptance for payment and payment for the shares of Company Common Stock in the Offer in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

     (f) by the Company prior to the acceptance for payment and payment for the shares of Company Common Stock in the Offer, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

     (g) by the Company if Parent, Sub or any of their affiliates shall have failed to commence the Offer by the tenth business day following the date of the initial public announcement of the execution of this Agreement; provided that the Company may not terminate this Agreement pursuant to this Section 8.01(g) if the Company is in material breach of this Agreement.

     SECTION 8.02.  Effect of Termination.

     (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than as specifically provided herein and except as provided in any of Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

     (b)  If Parent or Sub exercises its right to terminate this Agreement under
Section 8.01(d) or the Company exercises its right to terminate this Agreement under Section 8.01(e), the Company shall pay to Parent upon demand $1,250,000 (the "Termination Fee"), payable in same-day funds, to reimburse Parent for its time, expense, lost opportunity costs and other costs and damages associated with pursuing the Merger.

     (c) If within six months after termination of this Agreement (other than a termination pursuant to any of Sections 8.01(b), 8.01(f) or 8.01(g)), the Company shall enter into any agreement relating to a Company Takeover Proposal with a person or entity other than Parent or Sub or a Company Takeover Proposal with a person or entity other than Parent or Sub shall otherwise be consummated, then immediately prior to, and as a condition of, the entering into of such agreement or the consummation of such transaction, as the case may be, the Company shall pay to Parent upon demand the Termination Fee, payable in same-day funds, to reimburse Parent for its time, expense, lost opportunity costs and other costs and damages associated with pursuing the Merger; provided that no such amount shall be payable if the Termination Fee shall have been paid in accordance with Section 8.02(b) of this Agreement.

     (d) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this
Section 8.02, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders; and provided, further, that after this Agreement is adopted by the Company's shareholders, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company's shareholders hereunder, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver.

     (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to
Section 8.04 shall, in order to be effective, require, in the case of each of Parent, Sub or the Company, action by its Board of Directors.

     (b) The Company may terminate this Agreement pursuant to Section 8.01(e) only if (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal the Company Board shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger in order to act in a manner consistent with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 5.02 (other than breaches that, individually and in the aggregate, are not material and do not prejudice Parent's rights under this Agreement), (vi) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal and (vii) Parent is not at such time entitled to terminate this Agreement pursuant to Section 8.01(c).

                                  ARTICLE IX.

                               GENERAL PROVISIONS

     SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) seven days after mailing by certified mail, (ii) when delivered by hand, (iii) upon confirmation of receipt by telecopy or (iv) one business day after sending by overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to Parent or Sub, to

          IM Acquisition, Inc.
          2300 Cottondale Lane
          Suite 250
          Little Rock, Arkansas 72202

          Attention: James L. Hudson, Esq.
          Facsimile: (501) 537-4518

          with a copy to:

          Ropes & Gray
          One International Place
          Boston, Massachusetts 02110-2624

          Attention: Christopher J. Austin, Esq.
          Facsimile: (617) 951-7050

     (b)  if to the Company, to

          Technisource, Inc.
          Gulf Atlantic Building
          Suite 200
          1901 W. Cypress Creek Road
          Ft. Lauderdale, Florida 33309

          Attention: C. Shelton James
          Facsimile: (954) 493-8603
          with a copy to:

          Holland & Knight
          701 Brickell Avenue
          Suite 3000
          Miami, Florida 33131

          Attention: Steven Sonberg, Esq.
          Facsimile: (305) 789-7799

     SECTION 9.03.  Definitions.  For purposes of this Agreement:

     An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

     A "Company Material Adverse Effect" means a material adverse effect on (i) the business, business prospects, affairs, condition (financial or otherwise), operations or results of operation of the Company and the Company Subsidiaries, taken as a whole, (ii) the ability of the Company to perform its obligations under this Agreement or (iii) the ability of the Company to consummate the Offer, the Merger and to perform its obligations under the Option Agreement; provided however, that a "Company Material Adverse Effect" shall not include any change or effect resulting from or attributable to (i) the announcement or pendency of this Agreement or the transactions contemplated hereby, or (ii) any decrease in the market price of the shares of Common Stock (but not any change or effect underlying such stock price decrease that would otherwise constitute a "Company Material Adverse Effect").

     A "key employee" means an employee of the Company or any Company Subsidiary whose total annual compensation (including incentive compensation), after giving effect to any increase after the date of this Agreement, exceeds $85,000.

     A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

     A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     "to the knowledge" of any specified corporation means to the actual knowledge of any director or officer of such corporation.

     SECTION 9.04. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any matter disclosed in any section of the Company Disclosure Schedule shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates, provided that a disclosure of a specific item in any one section of the Company Disclosure Schedule shall also be deemed a disclosure as to all other applicable sections of the Company Disclosure Schedule if either
(x) there is an explicit cross-reference to another section or sections of the Company Disclosure Schedule, or (y) the Parent could reasonably be expected to ascertain the scope of the modification to another representation notwithstanding the absence of a cross-reference.

     SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of
Article II, Section 6.04 and Section 6.06, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent or as collateral to the senior lenders to Sub and Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any Transaction,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action arising out of or relating to this Agreement or any Transaction in any court other than any New York state court or any Federal court sitting in the State of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

     SECTION 9.11. Consents. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Sections 8.04 and 8.05. Sub hereby agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                          IM ACQUISITION, INC.

                                          By: /s/ STEPHEN R. BOVA
                                            ------------------------------------
                                              Name: Stephen R. Bova
                                              Title: Chief Executive Officer

                                          IM MERGER CORP.

                                          By: /s/ STEPHEN R. BOVA
                                            ------------------------------------
                                              Name: Stephen R. Bova
                                              Title: Chief Executive Officer

                                          TECHNISOURCE, INC.

                                          By: /s/ C. SHELTON JAMES
                                            ------------------------------------
                                              Name: C. Shelton James
                                              Title: Chief Executive Officer

                                                                       EXHIBIT A

                            CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, together with that number of shares of Company Common Stock owned by Parent, Sub and Parent's other subsidiaries, would represent at least two-thirds of the Fully Diluted Shares (the "Minimum Tender Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or to pay for any shares of Company Common Stock not already accepted for payment or paid for, and may terminate or amend the Offer, (A) with the consent of the Company or (B) without the consent of the Company at any time on or after the date of this Agreement and before the first acceptance of such shares for payment or the payment therefor when any of the following conditions exists:

     (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity, or pending any suit, action or proceeding with a reasonable likelihood of success by any other person, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole after taking into account a reasonable estimate of insurance proceeds reasonably likely to be obtained by the Company at the conclusion of such suit, (ii) seeking to prohibit or impose any material limitations on the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries taken as whole or Parent and its subsidiaries taken as a whole, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries taken as whole or Parent and its subsidiaries taken as a whole, as a result of the Offer, the Merger or any other Transaction, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock acquired by it on all matters properly presented to the shareholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries; provided, in each case, that Parent shall have used all reasonable efforts to cause any such action or proceeding to be dismissed;

     (b) any Law or Judgment enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any required consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any other Transaction, by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

     (c) since the date of the most recent audited financial statements included in the Filed Company SEC Documents there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

     (d) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub, or publicly proposed to withdraw or modify in a manner adverse to Parent or

Sub, its approval or recommendation of this Agreement, the Offer or the Merger, failed to recommend to the Company's shareholders that they accept the Offer and give the Company Shareholder Approval, failed to timely file SEC Schedule 14D-9 evidencing such favorable recommendation, or approved or recommended, or publicly proposed to approve or recommend, any Company Takeover Proposal;

     (e) (i) any of the representations and warranties of the Company contained in Sections 3.03, 3.06, 3.08, 3.09, 3.13, 3.14, 3.15 and 3.16 of this Agreement that is qualified as to materiality shall not be true and correct or any such representation and warranty that is not so qualified shall not be true and correct in any material respect, as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case such determination shall be on and as of such earlier date) or (ii) the failure, individually or in the aggregate, of any representation and warranty of the Company other than those listed in clause (i) above to be true and correct causes or would be reasonably likely to cause a Company Material Adverse Effect;

     (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement, which failure to perform or comply cannot be or has not been cured within five days after the giving of written notice to the Company of such breach;

     (g) all consents or approvals necessary to the consummation of the Offer or the Merger including, without limitation, consents from parties to loans, contracts, leases or other agreement shall not have been obtained, other than consents the failure of which to obtain would not have a Company Material Adverse Effect;

     (h) neither Raymond James nor the Company Board shall have withdrawn or modified in a material way the opinion of Raymond James, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view;

     (i) since the date of this Agreement, the Company and each of the Company Subsidiaries shall have been operated other than in the normal course (consistent with past custom and practice) or shall have, without the prior written consent of Parent, (A) issued any stock interests or granted any options or warrants or other commitments with respect to any of its equity or debt securities; (B) paid any dividends or made any distributions or loans to its shareholders; (C) incurred any additional loans or debt (other than in the ordinary course of business); (D) altered, rescinded or amended any provision of the Company Charter or Company By-laws; (E) made any capital expenditures in excess of an aggregate of $50,000; (F) declared bonus amounts in excess of those consistent with past practice or increased compensation above present levels other than regularly scheduled seniority increases to non-officer employees consistent with past practice; (G) entered into or amended any (i) employment agreements (other than consultant employment or engagement agreements entered into in the ordinary course of business and consistent with past practice), (ii) change of control agreements, or (iii) severance agreements; or (H) otherwise taken any actions that would materially adversely affect Parent's, Sub's or the Company's ability to consummate the Offer or the Merger, or that would be reasonably likely to result in a Company Material Adverse Effect;

     (j) the Offer or the Merger shall be subject to any anti-takeover legislation, including but not limited to Sections 607.0901 or 607.0902 of the BCA;

     (k) Parent shall not have entered into noncompetition and nonsolicitation agreements substantially in the form of Exhibit C hereto with each of C. Shelton James, James F. Robertson and Andrew Hill, which agreements may provide that they shall only be effective upon the consummation of the Offer;

     (l) the Company shall not have executed appropriate joinder documentation with respect to the Parent's existing credit agreement with Fleet;

     (m) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or in the Nasdaq National

Market, for a period in excess of three hours (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index for a period of less than two days and suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),
(iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions,
(v) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (n) this Agreement shall have been terminated in accordance with its terms; or

     (o) Parent, Sub and the Company shall not have entered into an agreement with James F. Robertson in a form reasonably acceptable to Parent, Sub and Mr. Robertson, pursuant to which Mr. Robertson shall provide consulting services after the Effective Time to the Parent and Surviving Corporation, and at no cost to the Parent or the Surviving Corporation, in connection with agreements, contracts, understandings and commitments that require certain security clearances issued by Government Entities ("DISCO Agreements"); provided that (I) such consulting services are similar in nature, responsibility and effort required to the services Mr. Robertson provides the Company as of the date hereof in connection with DISCO Agreements and (II) that the Parent and Sub negotiate in good faith to reach such agreement.

     which, in the reasonable judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Sub and Parent and, subject to Section 1.01(a), may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion (subject to the terms of this Agreement). The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                       EXHIBIT B

                           ARTICLES OF INCORPORATION

                          SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                               TECHNISOURCE, INC.

     In accordance with Section 607.1007 of the Florida Statutes, the Articles of Incorporation of TECHNISOURCE, INC., a Florida corporation (the "Corporation"), are hereby amended and restated (the "Amended and Restated Articles") to read in their entirety as follows:

     1.  The name of this Corporation is Technisource, Inc.

     2. The registered office of this Corporation in the state of Florida is c/o Corporation Service Company, 1201 Hays Street, Tallahassee, Florida 32301. The name of its registered agent at such address is Corporation Service Company.

     3. The written acceptance of the said registered agent, as required by the provisions of Section 607.0501(3) of the Florida Business Corporation Act, is set forth following the signature of the [President] and is made a part of these Amended and Restated Articles.

     The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

     4. The total number of shares of stock that this Corporation shall have authority to issue is three thousand (3,000) shares of Common Stock, $0.01 par value per share. Each share of Common Stock shall be entitled to one vote.

     5. The election of directors need not be by written ballot unless the by-laws shall so require.

     6. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this Corporation, subject to the right of the shareholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

     7. A director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Florida Business Corporation Act as in effect at the time such liability is determined. No amendment or repeal of this paragraph 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     8. This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Florida, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or shareholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 8 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provision of this paragraph 8 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

     9. The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Florida as may be designated by the board of directors or in the by-laws of this Corporation.

     10. If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the shareholders of such class must be taken at an annual or special meeting of shareholders and may not be taken by written consent.

     The foregoing Amended and Restated Articles were adopted (i) by means of a vote of the shareholders of the Corporation at a special meeting held on
          , 2002, in accordance with the terms of Section 607.0702 of the Florida Business Corporation Act and (ii) by means of a unanimous written
consent of the Board of Directors of the Corporation dated as of           ,
2002, in accordance with the terms of Section 607.0821 of the Florida Business Corporation Act.

           [THE REST OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

     NOW THEREFORE, the undersigned has executed these Articles of Incorporation
this                day of           , 2002.

                                          TECHNISOURCE, INC.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

     Having been named as registered agent and to accept service of process for the above-named corporation at the place designated in these Articles of Incorporation, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

                                          CORPORATION SERVICE COMPANY

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

Date:           , 2002

             CERTIFICATE OF SECOND AMENDED AND RESTATED ARTICLES OF
                      INCORPORATION OF TECHNISOURCE, INC.

     The undersigned,                , as President of TECHNISOURCE, INC., a
Florida corporation (the "Corporation"), does hereby certify as follows:

     1. In accordance with Section 607.1003 of the Florida Business Corporation Act, the Board of Directors of the Corporation recommended by written consent on
          , 2002, that the shareholders of the Corporation approve, and the shareholders have approved, pursuant to a vote at a special meeting of the
shareholders held on           , 2002, the number of votes cast for the
amendment by the shareholders being sufficient for such approval, in accordance with Sections 607.1003 and 607.1006 of the Florida Business Corporation Act, the amendment and restatement of the Corporation's Articles of Incorporation as attached hereto.

     2. The undersigned officer of the Corporation has been duly authorized to submit these Second Amended and Restated Articles of Incorporation of the Corporation to the Department of State of Florida for filing in accordance with
Section 607.1007, Florida Business Corporation Act.

                                          TECHNISOURCE, INC.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                                                       EXHIBIT C

              FORM OF NONCOMPETITION AND NONSOLICITATION AGREEMENT

     THIS NONCOMPETITION AGREEMENT (this "Noncompetition Agreement") is made and
entered into this                day of June, 2002, by and among IM Acquisition,
Inc., a Delaware corporation, IM Merger Corp., a Florida corporation (both individually and collectively referred to herein as "IntelliMark"), Technisource, Inc., a Florida corporation ("Technisource"), and
("Executive").

                                    RECITALS

     WHEREAS, Technisource is engaged in the business of providing information technology staffing services, solutions services, and computer hardware sales and services (the "Business"); and

     WHEREAS, IntelliMark and Technisource have entered into that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of June 10, 2002 pursuant to which IntelliMark would acquire all of the outstanding common stock of Technisource, subject to the conditions set forth in the Merger Agreement; and

     WHEREAS, Executive is a key employee of Technisource and as a material inducement to IntelliMark to enter into the Merger Agreement Executive has agreed to enter into this Noncompetition Agreement; and

     WHEREAS, the parties hereto intend that any capitalized terms in this Noncompetition Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows:

     1. Noncompetition Restrictions. Executive agrees that during the Restricted Period Executive will not, directly or indirectly:

          (a) engage or participate in any way, as an owner, officer, partner, member, employee, agent, independent contractor, board member, stockholder or otherwise, in any activities competitive with or directly or indirectly related to the Business anywhere within fifty (50) miles of any office in which as of the Closing Technisource or its subsidiaries conduct their businesses.

          (b) either on his or her own account or for any person, firm, partnership, corporation, limited liability company, or other entity: (i) solicit, interfere with, or endeavor to cause any employee or consultant of Technisource or any of its affiliates to leave his or her employment or consultant status, as applicable; or (ii) induce or attempt to induce any such employee or consultant to breach his or her employment agreement or consulting agreement, as applicable, with Technisource or any of its affiliates;

          (c) directly or indirectly solicit, induce, or attempt to induce any customer of Technisource as of the Closing: (i) to cease doing business in whole or in part with or through Technisource or any of its affiliates; or
     (ii) to do business with any other person, firm, partnership, corporation, limited liability company, or other entity engaged in the Business; and

          (d) notwithstanding items (a) through (c) of this Section 1, ownership of less than three percent (3%) of a class of equity securities issued by any competitor of IntelliMark listed on any national securities exchange or interdealer quotation system shall not be deemed a violation of items (a) - (c) of Section 1.

     For purposes of item (a) of this Section 1, the Restricted Period shall be the period during which the Executive is employed by Technisource or one of its affiliates and continuing thereafter until the date that is one (1) year following the Executive's termination of employment by Executive, IntelliMark or Technisource for any reason or no reason whatsoever. For purposes of item (b) and (c) of this Section 1, the Restricted Period shall be the period during which the Executive is employed by Technisource or one of its affiliates and continuing thereafter until the date that is two (2) years following the Executive's termination of employment by Executive, IntelliMark or Technisource for any reason or no reason whatsoever.

     If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 1 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Noncompetition Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     2. Confidentiality. Executive agrees to keep secret and confidential, and not to use or disclose directly or indirectly to any third parties, any of Technisource's or IntelliMark's proprietary trade secret information or other confidential business information concerning the Business. In addition to any common law or statutory restrictions upon Executive's use, disclosure or exploitation of confidential, proprietary or secret information of Technisource or IntelliMark, Executive agrees that he will not, directly or indirectly, use for himself or use for, or disclose to, any party other than Technisource or IntelliMark, any secret, proprietary or confidential information or data regarding the Business, including, but not limited to, business or trade secrets, price lists, methods, know-how, customer identities, customer lists, marketing plans, and financial information.

     3. Third Party Beneficiaries. Executive acknowledges and agrees that any Person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with IntelliMark is a third party beneficiary of this Noncompetition Agreement and shall have any and all rights as set forth in Section 5 of this Noncompetition Agreement.

     4. Non-Waiver of Rights. Technisource's or IntelliMark's failure to enforce at any time any of the provisions of this Noncompetition Agreement or to require at any time performance by Executive of any of the provisions or to affect either the validity of this Noncompetition Agreement, or any party hereof, or the right of Technisource or IntelliMark thereafter to enforce each and every provision in accordance with the terms of this Noncompetition Agreement.

     5. IntelliMark's and Technisource's Right to Injunctive Relief. In the event of a breach or threatened breach of any of the duties and obligations of Executive under this Noncompetition Agreement, Technisource or IntelliMark shall be entitled, in addition to any other legal or equitable remedies they may have in connection therewith (including any right to damages that Technisource or IntelliMark may suffer), to a temporary, preliminary and/or permanent injunction restraining such breach or threatened breach. Executive specifically agrees that, in the event there is a question as to the enforceability of Section 1 hereof, Executive will not engage in any conduct inconsistent with or contrary to that Section until after the question has been resolved by a final judgment of a court of competent jurisdiction. Neither IntelliMark or Technisource shall commence an action against Executive for breach hereof unless Executive has substantially failed to remedy such breach within fifteen (15) days following Executive's receipt of written notice from IntelliMark or Technisource demanding that he remedy such breach.

     6. Invalidity of Provisions. In the event that any provision of this Noncompetition Agreement is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Noncompetition Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

     7. Assignment. This Noncompetition Agreement shall be freely assignable by Technisource or IntelliMark to, and shall inure to the benefit of, any other corporate entity that shall succeed to all or a portion of the Business presently being conducted by Technisource or IntelliMark.

     8. Choice of Forum and Governing Law. This Noncompetition Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     9. Representations of Executive. Executive represents that the execution and delivery of this Noncompetition Agreement does not violate any other contractual obligation of Executive. Executive further agrees to defend, indemnify and hold harmless Technisource and IntelliMark against all adverse consequences suffered or incurred as a result of any violation of its or his respective representations contained in this Section 9.

     10. Right to Recover Costs. In the event of breach of the Noncompetition Agreement by any party, the prevailing party shall be entitled to recover all reasonable attorneys' fees and costs incurred in connection with enforcing its rights hereunder.

     11. Amendments. No modification, amendment or waiver of any of the provisions of this Noncompetition Agreement shall be effective unless in writing specifically referring hereto and signed by the parties hereto.

     12. Tolling. Executive acknowledges and agrees that the running of the time period in Section 1 shall be tolled with respect to Executive during any period in which Executive violates that Section.

     13. Rule of Construction. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Noncompetition Agreement.

     14. Headings. Section headings are provided in this Noncompetition Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

     15. Counterparts. This Noncompetition Agreement may be executed simultaneously in multiple counterparts (including execution by facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     PLEASE NOTE: BY SIGNING THIS AGREEMENT, STOCKHOLDER IS HEREBY CERTIFYING THAT IT, HE OR SHE: (A) RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS IT, HE OR SHE HAD ABOUT THE AGREEMENT AND RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; (D) HAS RECEIVED THE ADVICE OF COUNSEL WITH RESPECT TO THIS AGREEMENT; AND (E) UNDERSTANDS ITS OR HIS OR HER RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

     16. No Obligation to Proceed with the Proposed Transaction. Nothing herein shall obligate IntelliMark or Technisource to proceed with the Closing. If by the Outside Date IntelliMark and Technisource have not closed the merger, this Noncompetition Agreement shall terminate ab initio, and IntelliMark, Technisource and Executive shall have no rights or obligations hereunder; provided, however, that this Noncompetition Agreement may be extended by the mutual agreement of IntelliMark, Technisource and the Executive.

     17. This Noncompetition Agreement sets forth the entire agreement between the parties hereto, and fully supersedes and terminates any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties have executed this Noncompetition Agreement to be effective as of the date first above written.

                                          IM ACQUISITION, INC.

                                          By:
                                            ------------------------------------
                                              Print Name:
                                              Title:

                                          IM MERGER CORP.

                                          By:
                                            ------------------------------------
                                              Print Name:
                                              Title:

                                          TECHNISOURCE, INC.

                                          By:
                                            ------------------------------------
                                              Print Name:
                                              Title:

                                          --------------------------------------
                                          EXECUTIVE

                                          --------------------------------------

                                                                      APPENDIX B

                             SHAREHOLDERS AGREEMENT

     This SHAREHOLDERS AGREEMENT, dated as of June 10, 2002 (this "Agreement"), is made and entered into among IM Acquisition, Inc., a Delaware corporation ("Parent"), IM Merger Corp., a Florida corporation and wholly owned subsidiary of Parent ("Merger Sub"), Technisource, Inc., a Florida corporation ("Company"), J.W.C. Limited Partnership and Joseph W. Collard (the "Collard Shareholders") and J.F.R. Limited Partnership and James F. Robertson (the "Robertson Shareholders") (each of the Collard Shareholders and the Robertson Shareholders, a "Shareholder" and, collectively, the "Shareholders").

                                   RECITALS:

     A. Parent, Merger Sub and Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Company (the "Merger") on the terms and subject to the conditions set forth in the Merger Agreement. Except as otherwise defined herein, terms used herein with initial capital letters have the respective meanings ascribed thereto in the Merger Agreement.

     B. As of the date hereof, each Shareholder beneficially owns and is entitled to vote (or to direct the voting of) the number of Common Shares set forth opposite such Shareholder's name on Schedule A hereto (such Common Shares, together with any other shares of capital stock of Company the beneficial ownership of which is acquired by such Shareholder during the period from and including the date hereof through and including the earlier of (i) the Effective Time and (ii) the date that the Merger Agreement is terminated pursuant to
Section 8.01 thereof, are collectively referred to herein as such Shareholder's "Subject Shares").

     C. As a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has requested that each Shareholder agree, and each Shareholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement and the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                VOTING AGREEMENT

     SECTION 1.1. Agreement to Vote Shares. During the period (the "Restricted Period") from and including the date hereof through and including the earlier of
(a) the Effective Time and (b) the date on which the Merger Agreement is terminated pursuant to Section 8.01 thereof, at any meeting of the shareholders of the Company called to consider and vote upon the approval of the Merger Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the approval of the Merger Agreement by written consent of shareholders of Company, each Shareholder shall vote or cause to be voted (including by written consent, if applicable) all of such Shareholder's Subject Shares in favor of the approval of the Merger Agreement, and in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. During the Restricted Period, at any meeting of the shareholders of Company called to consider and vote upon any Adverse Proposal (as hereinafter defined) (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of shareholders of Company, each Shareholder shall vote or cause to be voted

(including by written consent, if applicable) all of such Shareholder's Subject Shares against such Adverse Proposal. For purposes of this Agreement, the term "Adverse Proposal" means any (x) Acquisition Proposal (as defined in the Merger Agreement) or (y) other action which is intended or could reasonably be expected to impede, interfere with, delay or materially and adversely affect the contemplated economic benefits to Parent of the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

     SECTION 1.2.  Irrevocable Proxy.

     (a) Grant of Proxy. EACH SHAREHOLDER HEREBY APPOINTS PARENT AND ANY DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH SHAREHOLDER'S PROXY AND ATTORNEY-IN-FACT PURSUANT TO THE PROVISIONS OF SECTION 607.0722 OF THE FLORIDA BUSINESS CORPORATION ACT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO SUCH SHAREHOLDER'S SUBJECT SHARES IN ACCORDANCE WITH SECTION 1.1 HEREOF. THIS PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SUCH SHAREHOLDER UNDER THIS AGREEMENT. EACH SHAREHOLDER AFFIRMS THAT THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. EACH SHAREHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY.

     (b) Other Proxies Revoked. Each Shareholder represents that any proxies heretofore given in respect of such Shareholder's Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

                                  ARTICLE II.

                           AGREEMENT TO TENDER SHARES

     SECTION 2.1. Purchase and Sale of the Shares. Each of the Shareholders hereby agrees that it shall tender the Subject Shares into the Offer promptly, and in any event no later than the tenth business day following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement, and that such Shareholder shall not withdraw any Subject Shares so tendered unless the Offer is terminated or has expired. Merger Subsidiary hereby agrees to purchase all the Shares so tendered at a price per Share equal to the Merger Consideration (as defined in the Merger Agreement) or any higher price that may be paid in the Offer; provided, however, that Merger Subsidiary's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Exhibit A thereto.

     SECTION 2.2. Restrictions on Dispositions. Prior to the termination of this Agreement, except as otherwise provided herein, none of the Shareholders shall: (i) directly or indirectly, transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein; (ii) directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than Parent or any of its affiliates or representatives) concerning any such transfer; (iii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iv) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares;
(v) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (vi) take any other action that would in any way restrict, limit or interfere with the performance of such Shareholder's obligations hereunder or the transactions contemplated hereby.

                                  ARTICLE III.

                                     OPTION

     SECTION 3.1. Grant of Option. Each Shareholder hereby grants to Parent an irrevocable option (each, an "Option" and, collectively, the "Options") to purchase such Shareholder's Subject Shares on the terms and subject to the conditions set forth herein, in exchange for a cash payment (the "Option Consideration") equal to the product of (a) $4.00 and (b) the number of Common Shares to be purchased upon any particular exercise of such Option. The type and number of shares, securities or other property subject to each of the Options, and the Option Consideration payable therefor, shall be subject to adjustment as provided in Section 3.4.

     SECTION 3.2.  Exercise of Option.

     (a) At any time from and after the first acceptance by Parent for payment of Shares tendered in the Offer, and continuing for the duration of the Restricted Period, Parent may exercise all or any of the Options, in whole or in part, at any time or from time to time. Notwithstanding anything in this Agreement to the contrary, Parent shall be entitled to purchase all Subject Shares in respect of which it shall have exercised an Option in accordance with the terms hereof prior to the expiration of the Restricted Period, and the expiration of the Restricted Period shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such expiration.

     (b) If Parent wishes to exercise an Option, it shall deliver to the applicable Shareholder (each a "Selling Shareholder") a written notice (an "Exercise Notice") to that effect which specifies (i) the number of Subject Shares to be purchased from such Selling Shareholder and (ii) a date (an "Option Closing Date") not earlier than three business days after the date such Exercise Notice is delivered for the consummation of the purchase and sale of such Subject Shares (an "Option Closing"). If the Option Closing cannot be effected on the Option Closing Date specified in the Exercise Notice by reason of any applicable judgment, decree, order, law or regulation, or because any applicable waiting period under the HSR Act shall not have expired or been terminated, (i) the Shareholders shall promptly take all such actions as may be requested by Parent, and shall otherwise fully cooperate with Parent, to cause the elimination of all such impediments to the Option Closing and (ii) the Option Closing Date specified in the Exercise Notice shall be extended to the third business day following the elimination of all such impediments. The place of the Option Closing shall be at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110-2624 and the time of the Option Closing shall be 10:00 a.m. (Eastern Time) on the Option Closing Date.

     SECTION 3.3. Payment and Delivery of Certificates. At any Option Closing, Parent shall deliver to each Selling Shareholder a cash payment representing the Option Consideration payable in respect of the Subject Shares to be purchased from such Selling Shareholder at the Option Closing, and each Selling Shareholder shall deliver to Parent such Subject Shares, free and clear of all Liens, with the certificate or certificates evidencing such Subject Shares being duly endorsed for transfer by such Selling Shareholder and accompanied by all powers of attorney and/or other instruments necessary to convey valid and unencumbered title thereto to Parent, and shall assign to Parent (pursuant to a written instrument in form and substance satisfactory to Parent) all rights that such Selling Shareholder may have to require Company to register such Subject Shares under the Securities Act of 1933, as amended (the "Securities Act"). Notwithstanding the foregoing, the parties hereto agree that in the event any Selling Shareholder does not present his or its shares at the Option Closing Date as provided above, then upon the tender of the Option Consideration in good faith by Parent to such Selling Shareholder on the terms described herein, the respective Option shall be deemed to have been effectively exercised, such Selling Shareholder shall be deemed to have properly transferred the Subject Shares and Parent shall have full rights to the Subject Shares and any registration rights held by such Selling Shareholder. Transfer taxes, if any, imposed as a result of the exercise of an Option shall be borne by the Selling Shareholder.

     SECTION 3.4. Adjustment upon Changes in Capitalization, Etc. In the event of any change in the capital stock of Company by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, extraordinary distribution or similar transaction, the type and number or amount of shares, securities or other property subject to each of the Options, and the Option Consideration payable therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent shall receive upon exercise of any Option the type and number or amount of shares, securities or property that Parent would have held and/or been entitled to receive in respect of the applicable Selling Shareholder's Subject Shares immediately after such event or the record date therefor, as applicable, if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. The provisions of this
Section 3.4 shall apply in a like manner to successive stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or extraordinary distributions or similar transactions.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.1.  Certain Representations and Warranties of the
Shareholders. Each Shareholder, severally and not jointly, represents and warrants to Parent as follows:

     (a) Ownership. Such Shareholder is the sole record and beneficial owner of the number of Shares set forth opposite such Shareholder's name on Schedule A hereto and has full and unrestricted power to dispose of and to vote such Shares. Such Shareholder does not beneficially own any securities of Company on the date hereof other than the Shares.

     (b) Power and Authority; Execution and Delivery. Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. In the case of each Shareholder that is not a natural person, the execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and, assuming that this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

     (c) No Conflicts. The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act, to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, a right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on such Shareholder, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of such Shareholder to perform such Shareholder's obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

     SECTION 4.2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Shareholder that:

     (a) Power and Authority; Execution and Delivery. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming that this Agreement constitutes the valid and binding obligation of each Shareholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

     (b) No Conflicts. The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act, to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on Parent, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of Parent to perform its obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

     (c) Purchase for Own Account. The Options and the Subject Shares to be acquired upon exercise of the Options are being and shall be acquired by Parent for its own account, and shall not be sold, transferred or otherwise disposed of by Parent except in a transaction registered or exempt from registration under the Securities Act and in compliance with applicable state securities laws.

                                   ARTICLE V.

                               CERTAIN COVENANTS

     SECTION 5.1.  Certain Covenants of Shareholders.

     (a) Restriction on Transfer of Subject Shares, Proxies and Noninterference. During the Restricted Period, and except as permitted in
Section 5.02 of the Merger Agreement, no Shareholder shall directly or indirectly: (i) except pursuant to the terms of this Agreement and for the conversion of Subject Shares at the Effective Time pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by conversion thereof into Common Shares), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Shareholder's Subject Shares; (ii) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney, deposit any of such Shareholder's Subject Shares into a voting trust or enter into a voting agreement with respect to any of such Shareholder's Subject Shares; or (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of such Shareholder to perform such Shareholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions hereby.

     (b) Nonsolicitation. Neither Shareholder shall, and each Shareholder shall cause any of such Shareholder's representatives and agents (including, but not limited to, investment bankers, attorneys and accountants) not to, (i) directly or indirectly, encourage, solicit or initiate discussions or negotiations with any person or group (other than Parent, any of its affiliates or representatives) concerning any Company Takeover Proposal (as defined in
Section 5.02(c) of the Merger Agreement) or (ii) except as permitted in Section
5.02 of the Merger Agreement and necessary to fulfill the fiduciary duties of the Shareholders as directors of the Company, participate in discussions or negotiations with, or provide any information to, any person or group (other than Parent, any of its affiliates or representatives) concerning any Company Takeover Proposal.

     (c) Cooperation. Each Shareholder shall cooperate fully with Parent and Company in connection with their respective efforts to fulfill the conditions to the Merger set forth in Article VII of the Merger Agreement.

     (d) Acknowledgments and Waivers. Each Shareholder hereby (i) acknowledges that such Shareholder is familiar with the provisions of the articles of incorporation of Company fixing the powers, preferences and rights appurtenant to such Shareholder's Subject Shares, (ii) consents to the provisions of the Merger Agreement and (iii) agrees that if and to the extent that the provisions of the Merger Agreement or this Agreement conflict with or are inconsistent with any of the provisions of the instruments referred to in clause
(i) of this sentence, the provisions of the Merger Agreement and of this Agreement shall control and any and all such conflicts or inconsistencies (and any and all claims and causes of action that might otherwise exist with respect thereto) are hereby irrevocably waived.

     (e)  Releases.

          (i) Each Shareholder hereby fully, unconditionally and irrevocably releases, effective as of the Effective Time, any and all claims and causes of action that such Shareholder has or may have against Company or any of its Subsidiaries or any present or former director, officer, employee or agent of any of those entities (collectively, the "Released Parties") arising or resulting from or relating to any act, omission, event or occurrence prior to the Effective Time; provided that nothing in this clause (i) shall (x) affect the obligations of the Company to the Shareholders pursuant to any employment agreement between the Company and such Shareholder, or (y) limit any claims or causes of action by any Shareholder against any present or former director, officer, employee or agent of Company or any of its Subsidiaries arising out of or resulting from or relating to any act, omission, event or occurrence which such Shareholder did not become aware of, and could not have been reasonably expected to have become aware of, until after the Effective Time, other than any claim or cause of action which, if asserted, would require Company, the Parent, the Surviving Corporation or any of their Subsidiaries to indemnify and/or defend the present or former director, officer, employee or agent with respect to such claim or cause of action, whether such requirement arose under Florida law, the Company's articles of incorporation, or any contractual obligation of the Company, the Parent, the Surviving Corporation or any of their Subsidiaries, each of which claims shall be covered by the release in this clause (i).

          (ii) The Company and its Subsidiaries hereby fully, unconditionally and irrevocably release, effective as of the Effective Time, any and all claims and causes of action that the Company and Subsidiaries have or may have against each Shareholder arising or resulting from or relating to any act, omission, event or occurrence prior to the Effective Time.

     SECTION 5.2.  Indemnification.

     (a) Indemnification. Subject to the limitations set forth in this Section 5.2(a), each Shareholder (each, an "Indemnifying Party") shall indemnify and hold harmless the Parent and each of its affiliates (including, following the Closing, the Company), and the representatives and affiliates of each of the foregoing persons (each, an "Indemnified Party"), from, against and in respect of any and all suits, actions, proceedings, liabilities, orders from governmental authorities, liens, losses, damages, dues, assessments, fines, penalties, taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys' fees and expenses), whether or not involving a Third Party Claim and including interest at the rate of 8% per annum, compounded quarterly, from the date any of the foregoing are incurred or suffered (collectively, "Losses"), incurred or suffered by the Indemnified Parties or any of them as a result of, arising out of or relating to, directly or indirectly, any breach or inaccuracy of any representation or warranty made by such Shareholder in this Agreement. The Collard Shareholders' indemnity obligation shall be joint and several only among such Collard Shareholders and the Robertson Shareholders' indemnity obligations shall be joint and several only among such Robertson Shareholders.

If and to the extent that the foregoing undertaking is unenforceable against the Shareholders for any reason, the Shareholders shall make the maximum contribution to the payment and satisfaction of each of the Losses described in this Section 5.2 that is permissible under applicable legal requirements.

     (b) Knowledge and Investigation. The right of any Indemnified Party to indemnification pursuant to this Section 5.2 shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Section 5.2(a). The waiver of any condition contained in this Agreement based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, shall not affect the right of any Indemnified Party to indemnification pursuant to this Section 5.2 based on such representation, warranty, covenant or agreement.

     (c)  Remedies Cumulative.  The rights of each Indemnified Party under this
Section 5.2 are cumulative, and each Indemnified Party shall have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 5.2 without regard to the availability of a remedy under any other provision of this Section 5.2.

                                  ARTICLE VI.

                                 MISCELLANEOUS

     SECTION 6.1. Fees and Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 6.2. Termination; Amendment. This Agreement shall terminate immediately upon any termination of the Merger Agreement; provided in each such instance that Parent has not within five business days of such termination by the Company of the Merger Agreement contested such termination in a court of competent jurisdiction. In the event Parent has challenged the Company's termination of the Merger Agreement, this Agreement shall remain in full force and effect until such challenge is either withdrawn or a final judgment is rendered in the Company's favor. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 6.3. Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 6.4. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any person other than the parties any rights or remedies; provided, however, that the provisions of Sections 4.1(c) and 4.1(d) are intended to inure the benefit of, and to be enforceable by, the Released Parties.

     SECTION 6.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 6.6. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, or sent by overnight courier (providing proof of delivery), in the case of the Shareholders, to the address set forth on Schedule A hereto prior to the Effective Date and to the address as set forth in the Company's records after the Effective Date, or, in the case of Parent, to the address set forth below (or, in each case, at such other address as shall be specified by like notice).

     IM Acquisition, Inc.
     2300 Cottondale Lane, Suite 250
     Little Rock, Arkansas 72202

     Attn: James L. Hudson, Esq.
     Fax: (501) 537-4518

    with a copy (which shall not constitute notice) to:
    Ropes & Gray
    One International Place
    Boston, Massachusetts 02110

    Attn: Christopher J. Austin, Esq.
    Fax: (617) 951-7050

     SECTION 6.7. Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Shareholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests, or obligations of Parent hereunder, may be assigned or delegated, in whole or in part, by Parent without the consent of or any action by any Shareholder upon notice by Parent to each Shareholder affected thereby as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 6.8. Further Assurances. Each Shareholder and Parent shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for herein.

     SECTION 6.9. Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any appropriate state or federal court in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of any appropriate state or federal court in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than any appropriate state or federal court in the State of New York.

     SECTION 6.10. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     SECTION 6.11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

IM ACQUISITION, INC.                                        IM MERGER CORP.

By: /s/ JAMES L. HUDSON                                     By: /s/ JAMES L. HUDSON
                                                            -----------------------------------------------------
-----------------------------------------------------
Name: James L. Hudson                                       Name: James L. Hudson
Title: Secretary                                            Title Secretary

J.F.R. LIMITED PARTNERSHIP                                  J.W.C. LIMITED PARTNERSHIP
J.F.R., INC., as General Partner                            J.W.C. INC., as General Partner

By: /s/ JAMES F. ROBERTSON                                  By: /s/ JOSEPH W. COLLARD
                                                            -----------------------------------------------------
-----------------------------------------------------
Name: James F. Robertson                                    Name: Joseph W. Collard
Title: President                                            Title: President

JAMES ROBERTSON, individually                               JOSEPH W. COLLARD, individually

By: /s/ JAMES F. ROBERTSON                                  By: /s/ JOSEPH W. COLLARD
                                                            -----------------------------------------------------
-----------------------------------------------------
Name: James F. Robertson                                    Name: Joseph W. Collard

TECHNISOURCE, INC.
By: /s/ C. SHELTON JAMES
-----------------------------------------------------
Name: C. Shelton James
Title: Chief Executive Officer

                                   SCHEDULE A

                                                                             TOTAL NUMBER OF SHARES
                                                                             SUBJECT TO OPTIONS OR
                                                                              WARRANTS TO PURCHASE
         NAME AND ADDRESS OF                     NUMBER OF SHARES                COMMON SHARES
             SHAREHOLDER                         OF COMMON STOCK               BENEFICIALLY OWNED
         -------------------                     ----------------            ----------------------
J.W.C. LIMITED PARTNERSHIP                       3,425,348 shares                      0
c/o Technisource, Inc.
1901 W. Cypress Creek Road
Suite 201
Ft. Lauderdale, FL 33309

J.F.R. LIMITED PARTNERSHIP                       3,315,530 shares                      0
c/o Technisource, Inc.
1901 W. Cypress Creek Road
Suite 201
Ft. Lauderdale, FL 33309

JOSEPH W. COLLARD                                   54,733 shares                      0
c/o Technisource, Inc.
1901 W. Cypress Creek Road
Suite 201
Ft. Lauderdale, FL 33309

JAMES F. ROBERTSON                                              0                      0
c/o Technisource, Inc.
1901 W. Cypress Creek Road
Suite 201
Ft. Lauderdale, FL 33309

                                                                      APPENDIX C

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of June 10, 2002, is by and between IM Acquisition Inc., a Delaware corporation ("Parent"), and Technisource, Inc., a Florida corporation (the "Company").

                                   WITNESSETH

     WHEREAS, Parent, IM Merger Corp., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), and the Company, concurrently with the execution and delivery of this Agreement, will enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the acquisition of the Company by Parent by means of a cash tender offer for all of the outstanding shares of Company Common Stock (as defined in Section 1.1) and for the subsequent merger of Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS, as a condition to the willingness of Parent and Merger Subsidiary to enter into the Merger Agreement, Parent and Merger Subsidiary have required that the Company agree, and in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement the Company has agreed, to grant Parent the Option (as hereinafter defined) upon the terms and subject to the conditions of this Agreement.

     NOW THEREFORE, in consideration of the execution and delivery by Parent and Merger Subsidiary of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OPTION

     SECTION 1.1 Grant of Option. The Company hereby grants to Parent an irrevocable option (the "Option") to purchase up to such number of newly-issued shares (the "Shares") of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") as is equal to 19.9% of the shares of Company Common Stock outstanding on the date of exercise of the Option at a purchase price per share of $4.00 (the "Exercise Price"), in the manner set forth in Sections 1.2 and 1.3 of this Agreement. The number of Shares that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth. This Agreement shall terminate, and the Option hereby granted shall expire, on the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the termination of the Merger Agreement.

     SECTION 1.2 Exercise Of Option. At any time or from time to time prior to the termination of the Option in accordance with the terms of this Agreement, Parent (or its designee) may exercise the Option, in whole or in part, if and only if on or before the date of such exercise, Merger Subsidiary has accepted for payment pursuant to the Offer (as defined in the Merger Agreement) shares of Company Common Stock constituting more than 60% but less than 80% of the shares of Company Common Stock then outstanding on a fully diluted basis and the exercise of the Option would result in Merger Subsidiary and its affiliates holding shares of Company Common Stock representing 80% or more of the shares of Company Common Stock then outstanding on a fully diluted basis.

     In the event that Parent wishes to exercise all or any part of the Option, Parent shall give written notice (the "Option Notice," with the date of the Option Notice being hereinafter called the "Notice

Date") to the Company, specifying the number of Shares it will purchase and a place and date (not earlier than three nor later than 20 business days from the Notice Date) for closing such purchase (a "Closing"). Parent's obligation to purchase Shares, and the Company's obligation to issue Shares, upon any exercise of the option is subject (at its election) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Shares issued by any Federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order) and (ii) any applicable waiting period under the HSR Act (as defined in the Merger Agreement) and any foreign antitrust or competition laws and regulations shall have expired and (iii) there shall have been no material breach of the representations, warranties, covenants or agreements of the other party contained in this Agreement or the Merger Agreement; provided, however, that any failure by Parent to purchase Shares, or any failure by the Company to issue Shares, upon exercise of the Option at any Closing as a result of the nonsatisfaction of any of such conditions shall not affect or prejudice Parent's right to purchase such Shares upon the subsequent satisfaction of such conditions.

     SECTION 1.3 Purchase of Shares. At any Closing, (i) the Company will deliver to Parent the certificate or certificates representing the number of Shares being purchased in proper form for transfer upon exercise of the Option in the denominations designated by Parent in the Option Notice, and, if the Option has been exercised in part, a new Option evidencing the rights of Parent to purchase the balance of the Shares subject thereto, and (ii) Parent shall pay the aggregate purchase price for the Shares to be purchased by wire transfer to a bank account designated in writing by the Company in an amount equal to the Exercise Price times the number of Shares to be purchased.

     SECTION 1.4 Adjustments Upon Share Issuances, Changes in Capitalization, etc. (a) In the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of a dividend of cash, securities or other property), the type and number of the Shares to be issued by the Company upon exercise of the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent shall receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received with respect to the Company Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable, and such Company Common Stock had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

     (b) In the event that the Company shall enter into an agreement (i) to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or the then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Parent shall receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received with respect to Company Common Stock if the Option had been exercised immediately prior to such transaction or the record date therefor, as applicable, and such Company Common Stock had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

     (c) The rights of Parent under this Section 1.4 shall be in addition to, and shall in no way limit, its rights against the Company for any breach of the Merger Agreement.

     (d) The provisions of this Agreement shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 1.4.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent as follows:

     SECTION 2.1 Authority Relative to this Agreement. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or for the Company to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

     SECTION 2.2 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by and compliance with the provisions of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company, in each case as amended to the date of this Agreement, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or by which the Company is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance of any kind on any of the Shares pursuant to, any agreement, contract, indenture, notice or instrument to which the Company is a party or by which the Company is bound or affected, or (iv) except for applicable requirements, if any, of the HSR Act, the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), require any filing by the Company with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign.

     SECTION 2.3 Option Shares. The Company has taken all necessary corporate action to authorize and reserve for issuance such number of Shares as may be issuable upon exercise of the Option, and the Shares, when issued and delivered by the Company to Parent upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock, and will be free and clear of any preemptive rights, security interests, liens, claims, pledges, charges or encumbrances of any kind.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to the Company as follows:

     SECTION 3.1 Authority Relative to this Agreement. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, and no other corporate proceeding on the part of Parent is necessary to authorize this Agreement or for Parent to consummate such transactions. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

     SECTION 3.2 No Conflict, Required Filing and Consents. The execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated by and compliance with the provisions of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent, in each case as amended to the date of this Agreement, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or by which Parent is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, contract, indenture, note or instrument to which Parent is a party or by which it is bound or affected or (iv) except for applicable requirements, if any, of the HSR Act, the Exchange Act, and the Securities Act, require any filing by Parent with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign, except in the case of each of the foregoing clauses (i) through (iv) for any such conflicts, violations, breaches, defaults, failures to file or obtain the consent or approval of, or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Parent of its obligations under this Agreement.

     SECTION 3.3 Investment Intent. The purchase of Shares pursuant to this Agreement is for the account of Parent for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

     SECTION 4.1 Transfer of Shares; Restrictive Legend. Parent agrees to the placement on the certificate(s) representing the Shares of the following legend:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

     It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Shares have been sold in compliance with the registration and prospectus delivery requirements of the Securities Act or Parent has delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     SECTION 4.2 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent and the Company shall each use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any governmental or regulatory authority in connection with this Agreement or the transactions contemplated hereby.

     SECTION 4.3 Further Assurances. The Company shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out the provisions of this Agreement. If Parent shall exercise the Option, or any portion thereof, in accordance with the terms of this Agreement, the Company shall, without additional consideration, execute and deliver all such further documents and instruments and take all such further action as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     SECTION 4.4 Survival. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.

                                   ARTICLE V

                                 MISCELLANEOUS

     SECTION 5.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement.

     SECTION 5.2 Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by telecopy (with copies by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)  if to Parent, to

    IM Acquisition, Inc.
    2300 Cottondale Lane
    Suite 250
    Little Rock, Arkansas 72202

    Attention: James L. Hudson
    Fax: 501-537-4518

    with a copy to (which shall not constitute notice):

    Ropes & Gray
    One International Place
    Boston, Massachusetts 02110-2624

    Attention: Christopher J. Austin
    Fax: 617-951-7050

    (b)  if to the Company, to

    Technisource, Inc.
    Gulf Atlantic Building
    Suite 200
    1901 W. Cypress Creek Road
    Ft. Lauderdale, Florida 33309

    Attention: C. Shelton James
    Fax: 954-493-8603
    with a copy to (which shall not constitute notice):

    Holland & Knight LLP
    701 Brickell Avenue
    Suite 3000
    Miami, Florida 33131

    Attention: Steven Sonberg
    Fax: 305-789-7799

     SECTION 5.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 5.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Merger Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

     SECTION 5.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; any instrument purporting to make such assignment shall be void. Notwithstanding the foregoing, the rights and obligations of Parent hereunder may, upon written notice to the Company prior to or promptly following such action, be assigned by Parent to any of its corporate affiliates so long as such party remains an affiliate of Parent, but no such transfer shall relieve Parent of its obligations hereunder if such transferee does not perform such obligations. Subject to the first sentence of this Section 5.6, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 5.7 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of New York.

     SECTION 5.8 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, each of Parent and the Company have caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          IM ACQUISITION, INC.

                                          By:      /s/ JAMES L. HUDSON
                                            ------------------------------------
                                              Name: James L. Hudson
                                              Title: Secretary

                                          TECHNISOURCE, INC.

                                          By:     /s/ C. SHELTON JANES
                                            ------------------------------------
                                              Name: C. Shelton Janes
                                              Title: Chief Executive Officer

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at its address set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                                 59 MAIDEN LANE
                            NEW YORK, NEW YORK 10038

                           BY FACSIMILE TRANSMISSION:

                                 (718) 236-2641

                        (FOR ELIGIBLE INSTITUTIONS ONLY)
                             CONFIRM BY TELEPHONE:

                                 (800) 937-5449

     Questions and requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [MacKenzie Partners, Inc. Logo]

                               105 Madison Avenue
                            New York, New York 10010

                          Call Collect: (212) 929-5500

                                       or

                            TOLL-FREE (800) 322-2885

                       Email: proxy@mackenziepartners.com